Exhibit 10.1

Execution Version

$125,000,000
AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 24, 2017

among

CRA INTERNATIONAL, INC.,
CRA INTERNATIONAL (UK) LIMITED,
CRA INTERNATIONAL LIMITED, and
CRA INTERNATIONAL (NETHERLANDS) B.V.
as the Borrowers,

CITIZENS BANK, N.A.,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent,

and

THE OTHER LENDERS PARTY HERETO

CITIZENS BANK, N.A.
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(b)	Mandatory Cost Formulae
2.01	Lenders and Commitments on Closing Date
5.05(e)	Fiscal Year End Dates
5.10(a)	ERISA Compliance
5.11	Subsidiaries and Other Equity Investments
7.01(a)	Existing Liens
7.02(h)	Existing Investments
7.03(b)	Existing Indebtedness
11.02	Administrative Agent’s Offices, Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Forms of U.S. Tax Compliance Certificates
F	Form of Solvency Certificate
G	Form of Securities Pledge Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 24, 2017, among CRA INTERNATIONAL, INC., a Massachusetts corporation (the “Company”), CRA INTERNATIONAL (UK) LIMITED, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA INTERNATIONAL LIMITED, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA INTERNATIONAL (NETHERLANDS) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”, and together with the UK Borrower and the Canadian Borrower, each a “Designated Borrower”, and collectively the “Designated Borrowers”; the Designated Borrowers together with the Company, each a “Borrower” and collectively, the “Borrowers”), CITIZENS BANK, N.A., as Administrative Agent (in such capacity, including any successor thereto, the “Administrative Agent”), BANK OF AMERICA, N.A., as Syndication Agent, and each Lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

WITNESSETH:

WHEREAS, the Company and the UK Borrower are parties to that certain Credit Agreement dated as of April 24, 2013, by and among the Company, the UK Borrower, Citizens Bank, N.A. (formerly known as RBS Citizens, N.A.), as administrative agent, Bank of America, N.A. as syndication agent, and the lenders from time to time party thereto (the “Existing Credit Agreement”);

WHEREAS, the parties hereto (including Citizens Bank, N.A.) have agreed to amend and restate the Existing Credit Agreement in the form of this Agreement (as defined herein);

WHEREAS, the Company has requested that the Lenders extend credit to the Borrowers in the form of Revolving Loans in an aggregate principal at any time outstanding not in excess of the aggregate amount of the Revolving Commitments, pursuant to the terms of this Agreement;

WHEREAS, the Company has requested the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not in excess of the Swingline Sublimit, pursuant to the terms of this Agreement;

WHEREAS, the Company has requested the Issuing Banks to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of the Letter of Credit Sublimit to support payment obligations incurred by the Company and its Subsidiaries, pursuant to the terms of this Agreement;

WHEREAS, the Borrowers have requested that the aggregate Revolving Commitments of the Lenders include (a) a sublimit for Revolving Loans to the Designated Borrowers in an aggregate principal amount at any time outstanding not in excess of the Designated Borrower Sublimit, and (b) a sublimit for Revolving Loans to the Borrowers in an aggregate principal amount at any time outstanding in Alternate Currency (as hereinafter defined) not in excess of the Alternate Currency Sublimit;

WHEREAS, as of the Closing Date, there are no outstanding Loans under the Existing Credit Agreement, and, upon the effectiveness of this Agreement, the letters of credit outstanding under the Existing Credit Agreement will be deemed to be Existing Letters of Credit under this Agreement;

WHEREAS, the proceeds of the Loans and the issuances of Letters of Credit will be used, on or after the Closing Date and prior to the expiration of the Availability Period (a) for working capital and general corporate purposes (including Permitted Acquisitions) of the Company and its Subsidiaries from time to time permitted under this Agreement, and (b) to pay fees and expenses in connection with the transactions contemplated hereby; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make the Loans and provide financial accommodations to the Borrowers, and each Issuing Bank is willing to issue Letters of Credit, in each case, subject to the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I.

Definitions and Accounting Terms

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Lender” has the meaning specified in Section 2.14(c).

“Adjusted Consolidated EBITDA” means, with respect to the Company for any fiscal period, an amount equal to the sum of (without duplication):

(a)                                 Adjusted Consolidated Net Income of the Company during such period; and

(b)                                 to the extent such Adjusted Consolidated Net Income has been reduced thereby:

(i)                                     all taxes on or measured by income of the Company and its Subsidiaries (other than the Excluded Subsidiary) paid or accrued in accordance with GAAP for such period net of income tax credits for such period;

(ii)                                  Interest Expense of the Company and its Subsidiaries (other than the Excluded Subsidiary) for such period;

(iii)                               depreciation and amortization expense of the Company and its Subsidiaries (other than the Excluded Subsidiary) for such period;

(iv)                              to the extent the amount thereof is approved in writing by the Administrative Agent (which approval shall not be reasonably withheld) and the aggregate amount thereof does not exceed 15% of the Consideration for a Permitted Acquisition, reasonable transaction expenses which are incurred and not capitalized in connection with a Permitted Acquisition; provided such transaction expenses were incurred within one year of the consummation of the Permitted Acquisition;

(v)                                 non-cash write-downs, losses, expenses and charges (including impairment of goodwill, write-downs of intangibles, amortization of compensation in the form of Equity Interests and non-cash losses associated with adjustments to contingent consideration payments);

(vi)                              extraordinary and non-recurring losses of the Company and its Subsidiaries (other than the Excluded Subsidiary) for such period; and

(vii)                           to the extent documentation has been provided therefor to the Administrative Agent in detail reasonably satisfactory to the Administrative Agent, non-cash expenses resulting from the forgiveness of loans made by the Company or any Subsidiary (other than the Excluded Subsidiary) of the Company to employees or consultants of the Company or any of its Subsidiaries deducted in the calculation of Adjusted Consolidated Net Income for such period;

(c)                                  less, to the extent such Adjusted Consolidated Net Income has been increased thereby, without duplication, all non-cash items (including non-cash gains associated with adjustments to contingent consideration payments) increasing Adjusted Consolidated Net Income for such period, and all extraordinary and non-recurring gains of the Company and its Subsidiaries (other than the Excluded Subsidiary) for such period;

all as determined on a consolidated basis for the Company and its consolidated Subsidiaries (excluding the Excluded Subsidiary) in accordance with GAAP.  For the purposes of calculating Adjusted Consolidated EBITDA for any Test Period in connection with any determination of the Total Leverage Ratio or Interest Coverage Ratio, (i) if at any time during such period the Company or any such Subsidiary shall have made any Specified Disposition, the Adjusted Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Adjusted Consolidated EBITDA (if positive) attributable to the property that is the subject of such Specified Disposition for such Test Period or increased by an amount equal to the Adjusted Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period the Company or any such Subsidiary shall have made a Specified Acquisition, Adjusted Consolidated EBITDA for the portion of such Test Period prior to the date of such Specified Acquisition shall be calculated after giving effect thereto on a Pro Forma Basis as if such Specified Acquisition occurred on the first day of such Test Period.  As used in this definition, “Specified Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common Equity Interests of a Person and involves the payment of consideration by the Company and its Subsidiaries in excess of $1,000,000; and “Specified Disposition” means any Disposition of property or series of related Dispositions of property that constitutes a division or operating unit of a business or a line of business or a Disposition of all or substantially all of the Equity Interests or assets of a Person and which yields gross proceeds to the Company and its Subsidiaries in excess of $1,000,000.  For the avoidance of doubt, “Specified Acquisition” shall not include lateral hires of individuals and consultants who are compensated with loans under Section 7.02(b) which are forgivable.

“Adjusted Consolidated Net Income” means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and its Subsidiaries (other than the Excluded Subsidiary) for such period on a consolidated basis, determined in accordance with GAAP; provided there shall be excluded therefrom: (a) the net income (but not loss) of any such Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of such income to the Company or otherwise is restricted by a contract, operation of law or otherwise; and (b) the net income of any other Person, except to the extent of cash dividends or distributions actually paid in cash to the Company or its Subsidiaries (excluding the Excluded Subsidiary) with respect to whom such Adjusted Consolidated Net Income calculation is being determined.

“Adjusted Eurocurrency Rate” means, with respect to any Borrowing of Eurocurrency Rate Loans for any Interest Period, an interest rate per annum equal to the Eurocurrency Rate for such Interest Period multiplied by the Statutory Reserve Rate.  The Adjusted Eurocurrency Rate will be adjusted automatically as to all Borrowings of Eurocurrency Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  For the avoidance of doubt, none of the Arrangers, the Agents or their respective lending affiliates shall be deemed to be an Affiliate of the Company or any of the Subsidiaries of the Company.

“Agent Parties” has the meaning specified in Section 11.02(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Supplemental Administrative Agents (if any) and the Arrangers.

“Aggregate Commitments” means the Revolving Commitments of all the Lenders.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Alternate Currency” means each of the following currencies:  Euros, Sterling, Canadian Dollars, and Swiss Francs, together with each other currency (other than Dollars) that is approved in accordance with Section 1.09; provided that for each such other Alternate Currency that is so approved, such requested currency is an Eligible Currency.

“Alternate Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or any Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Value Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency LC Sublimit” means an amount equal to the Dollar Equivalent of $2,000,000.  The Alternate Currency LC Sublimit is part of, and not in addition to, the Letter of Credit Sublimit.

“Alternate Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $35,000,000.  The Alternate Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Annual Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal years ended December 31, 2016 and December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Company and its Subsidiaries for such fiscal year, including the notes thereto.

“Applicable Rate” means, with respect to any Base Rate Loan, Eurocurrency Rate Loan or the Unused Line Fee, (a) from the Closing Date until the Business Day after a Compliance Certificate is delivered for the fiscal quarter ending March 31, 2018, (i) 1.25% per annum, with respect to Revolving Loans which are Eurocurrency Rate Loans, (ii) 0.25% per annum, with respect to Revolving Loans which are Base Rate Loans, and (iii) 0.200% per annum, with respect to the Unused Line Fee, and (b) thereafter, the following percentages per annum set forth below under the caption “Eurocurrency Rate”, “Base Rate”, or “Unused Line Fee”, as the case may be, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Total Leverage Ratio	Eurocurrency Rate	Base Rate	Unused Line Fee
1	> 2.50:1.00	2.25%	1.25%	0.350%
2	< 2.50:1.00 but > 2.00:1.00	2.00%	1.00%	0.300%
3	< 2.00:1.00 but > 1.50:1.00	1.75%	0.75%	0.250%
4	< 1.50:1.00 but > 1.00:1.00	1.50%	0.50%	0.200%
5	< 1.00:1.00	1.25%	0.25%	0.200%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply in respect of the Credit Facility and the Unused Line Fee, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

“Applicable Time” means, with respect to any borrowings and payments in any Alternate Currency, the local time in the place of settlement for such Alternate Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Citizens and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as joint lead arrangers and joint bookrunners under this Agreement.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capitalized Lease.

“Availability Period” means the period from and including the Closing Date to but excluding the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.04, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each Issuing Bank to make L/C Credit Extensions pursuant to Section 8.02.

“Available Revolving Commitment” means, at any time, the Aggregate Commitments minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Pro Rata Share of all outstanding Borrowings under the Credit Facility).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) the Adjusted Eurocurrency Rate in effect on such day for a one-month Interest Period commencing on such day (subject to the interest rate floor set forth therein) plus (ii) 1.00%, in each instance as of such date of determination.  Any change in the Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or the Adjusted Eurocurrency Rate for an Interest Period of one (1) month; provided that if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or the Adjusted Eurocurrency Rate no longer accurately reflects an accurate determination of the prevailing Prime Rate or the Adjusted Eurocurrency Rate, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate, until the circumstances giving rise to such inability no longer exist.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans are only available to the Company and shall be denominated in Dollars.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph to this Agreement.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)                                 where it relates to a Treaty Lender that is an original Lender, contains the scheme reference number and jurisdiction of tax residence of that Lender, and

(i)                                     where the Borrower is an original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)                                  where the Borrower is an additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an additional Borrower; or

(b)                                 where it relates to a Treaty Lender that is a new lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption or Incremental Amendment, and

(i)                                     where the Borrower is a Borrower as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of that Transfer Date; or

(ii)                                  where the Borrower is not a Borrower as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an additional Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing of a Swingline Loan or a borrowing consisting of Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)                                  if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Benefit Plan” means any material plan, fund, program, or policy, whether funded or unfunded, insured or uninsured, providing employee benefits, including such medical, hospital care, dental, sickness, accident, disability, life insurance, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Canadian Tax Act.

“Canadian Dollar” and “CAD” means the lawful currency of Canada.

“Canadian MEPP” means a multi-employer pension plan as defined under the applicable Canadian pension Laws, to which any Loan Party’s or Subsidiary’s only financial obligation is to pay employer contributions in accordance with a collective bargaining agreement, and which is not maintained, sponsored or administered by a Loan Party or Subsidiary.

“Canadian Pension Plans” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension Laws, whether or not registered under any such Laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary, other than any Canadian MEPP or plans established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the government of the Province of Quebec.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder (except as otherwise expressly provided), the amount of obligations attributable to any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided, further, that for purposes of this Agreement, the determination of whether a lease is required to be accounted for as a Capitalized Lease on the balance sheet of such Person shall be made by reference to GAAP as in effect on the Closing Date and without giving effect to ASC 842 upon its effectiveness after the Closing Date.

“Cash Collateralize” has the meaning given to such term in Section 2.13(j)(iii).

“Cash Equivalents” means any of the following types of property, to the extent owned by the Company or any of its Subsidiaries:

(a)                                 cash, denominated in Dollars, each Alternate Currency, Japanese Yen, or, to the extent required in connection with the ordinary course operations of the Company and its Subsidiaries, other foreign currencies,

(b)                                 readily marketable obligations issued or directly and unconditionally guaranteed or insured as to interest and principal by (i) the United States of America or any state, agency or instrumentality thereof, or (ii) any foreign government, the securities of which foreign government are rated at least A by S&P or A by Moody’s, and in each case having maturities of not more than twelve (12) months from the date of acquisition,

(c)                                  certificates of deposit with maturities of twelve (12) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve (12) months and overnight bank deposits, in each case, with any bank or financial institution organized under the laws of the United States or any state thereof or by any financial institution organized in any foreign country recognized by the

United States, in each case having capital and surplus in excess of $250,000,000 (or the Dollar Equivalent thereof),

(d)                                 repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (b) above entered into with any bank or financial institution meeting the qualifications specified in clause (c) above,

(e)                                  commercial paper issued by any Lender or the parent corporation of any Lender, and commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof or the laws of the United Kingdom, Canada, Japan or Switzerland and not an Affiliate of the Borrower or any of its Subsidiaries carrying a rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or, in the case of an issuer incorporated under the laws of one of the foreign countries specified above, carrying an equivalent rating), and in each case maturing within three hundred sixty-four (364) days after the date of acquisition, and

(f)                                   U.S. money market funds rated in the highest rating category by either Moody’s or S&P or, in the case of money market funds located in the United Kingdom, Canada, Japan or Switzerland, any comparable foreign rating agency.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender providing Cash Management Services to the Borrowers and other Loan Parties.

“Cash Management Obligations” means obligations owed by the Borrowers or any other Loan Parties to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Company in writing to the Administrative Agent as “Cash Management Obligations”; provided the Company, the Administrative Agent and the Bank of America in its capacity as a Cash Management Bank acknowledge that the existing and future Cash Management Services provided by Bank of America, N.A. in its capacity as a Cash Management Bank to any of the Loan Parties or any of their Subsidiaries and not in violation of Section 6.13, shall constitute Cash Management Obligations owed to Bank of America, N.A. without further notice required hereunder so long as Bank of America, N.A. remains a Cash Management Bank.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, p-cards or purchasing cards, electronic funds transfer and other cash management arrangements.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended.

“CDOR Rate” means, with respect to each day during each Interest Period pertaining to a Revolving Loan denominated in Canadian Dollars, a rate per annum equal to the average of the annual yield rates applicable to Canadian Dollar banker’s acceptances at or about 10:00 a.m. (Toronto, Ontario time) two (2) Business Days prior to the beginning of such Interest Period as reported on the “CDOR page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection with, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of one or more of the following events:

(i)                                     the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect), of 50% or more of the Equity Interests or Voting Power of the Company;

(ii)                                  the Company shall fail to own and control, directly or indirectly, 100% of the Equity Interests and Voting Power of each Subsidiary (or, in the case of any Subsidiary that is a non-wholly owned Subsidiary as of the Closing Date, not less than the percentage and Voting Power of the Equity Interests of such Subsidiary owned and controlled, directly or indirectly, by the Company as of the Closing Date), except pursuant to Investments, Dispositions and other transactions permitted under this Agreement; or

(iii)                               during any period of 12 consecutive months, the occupation of a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Company by Persons who were neither (A) nominated by members of the board of directors of the Company, at the beginning of such period, nor (B) appointed by directors so nominated.

“Citizens” means Citizens Bank, N.A., and its successors and assigns.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (a) the “Collateral” (or any substantially equivalent term), as defined in each Securities Pledge Agreement, and (b) any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted to the Administrative Agent for the benefit of the Lenders under the Loan Documents.

“Commitment” means, as to each Lender, such Lender’s Revolving Commitment.  The initial aggregate amount of the Commitments is $125,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Responsible Officer (a) certifying as to the financial statements delivered therewith, (b) certifying as to whether a Default or Event of Default has occurred and is continuing or had occurred at any time during the period covered by such certificate, and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (c) setting forth reasonably detailed calculations of (i) the Interest Coverage Ratio, and (ii) the Total Leverage Ratio as of the end of the most recent Test Period then ended.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an acquisition, the aggregate consideration paid, including cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such acquisition) or fees for a covenant not to compete and any other consideration paid.

“Consolidated Total Debt” means the sum (without duplication) of all Indebtedness of the Company and of its Subsidiaries (but excluding the Excluded Subsidiary), all as determined on a consolidated basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the United Kingdom Pensions Act 2004.

“Control” has the meaning specified in the definition of “Affiliate”.

“CRA Security” means CRA Security Corporation, a Massachusetts securities corporation.

“Credit Agreement Currency” has the meaning specified in Section 11.20.

“Credit Facility” means the credit facility constituting the Revolving Commitment.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that (i) with respect to the outstanding principal amount of any Base Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, and (ii) with respect to the outstanding principal amount of any Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2.0% per annum; in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder (unless such obligation is the subject of a good faith dispute), (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that

Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Borrower” and “Designated Borrowers” have the respective meanings specified in the introductory paragraph to this Agreement.

“Designated Borrower Sublimit” means an amount equal to the lesser of (a) the Aggregate Commitments and (b) $35,000,000.  The Designated Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition specified in any such terms, (a) matures or is mandatorily redeemable (in either case, other than at the option of the Company or any of its Subsidiaries or solely for Qualified Equity Interests (together with cash payments in lieu of fractional shares)), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests (together with cash payments in lieu of fractional shares)), in whole or in part, (c) provides for required scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees or otherwise, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or otherwise.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Value Date) for the purchase of Dollars with such Alternate Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any State thereof or the District of Columbia.

“Dormant Subsidiary” means each of CRA Security Corporation, CRA International Holdings LLC, CRA International (Saudi Arabia) LLC.

“Dutch Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.07(b)(ii) and (iv) (subject to such consents, if any, as may be required under Section 11.07(b)(ii)).

“Eligible Currency” means any lawful currency other than the currencies specifically identified in the definition of “Alternate Currency” that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Administrative Agent of any such currency as an Alternate Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans or Letters of Credit to be denominated in an Eligible Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders, or (d) no longer a currency in which the Lenders are willing to make such credit extensions (each of (a), (b), (c) and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Company, and such country’s currency shall no longer be an Alternate Currency until such time as the Disqualifying Event(s) no longer exist. Within, five (5) Business Days after receipt of such notice from the Administrative Agent, any applicable Borrower shall repay any Loans in such currency to which the Disqualifying Event(s) apply or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, provincial, territorial, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on any Loan Party or any of its Subsidiaries with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.  Any former ERISA Affiliate of a Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising during such period and with respect to which such former ERISA Affiliate could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against the former ERISA Affiliate or any Loan Party; provided, however, that if liability is asserted against such ERISA Affiliate prior to the expiration of the six year period, the former ERISA Affiliate shall continue to be an ERISA Affiliate of the Loan Party(ies) after the expiration of the six year period.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent or is in “critical,” “endangered,” or “critical and declining” status within the meaning of Title IV of ERISA; (d) the filing under Section, 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan, other than for the payment of PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates, (f) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (g) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan or (h) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (i) the assertion of a claim (other than routine claims for benefits) against any Plan, or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any such Plan that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; or (j) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in a Material Adverse Effect.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means, with respect to any Revolving Loan relative to any Interest Period (a) other than a Revolving Loan denominated in Canadian Dollars, the offered rate for deposits of U.S. Dollars for a term coextensive with the designated Interest Period that the ICE Benchmark Administration

(the “LIBO Rate”) (or any successor administrator of LIBO Rates) fixes as its LIBO Rate as of 11:00 a.m. London time on the day that is two (2) London Banking Days prior to the beginning of such Interest Period and (b) denominated in Canadian Dollars, the CDOR Rate; provided, in each case, that if such rate is less than zero, it shall be deemed equal to be zero.  With respect to (a) above, if such day is not a London Banking Day, the Eurocurrency Rate shall be determined on the next preceding day which is a London Banking Day.  With respect to (a) above, if for any reason the Administrative Agent cannot determine such offered rate fixed by the ICE Benchmark Administration (or any successor administrator of LIBO Rates), the Administrative Agent may, in its sole but reasonable discretion, use an alternative method to select a rate calculated by the Administrative Agent to reflect its cost of funds; provided that to the extent a comparable, successor or alternative rate is approved by the Administrative Agent in connection herewith, such approved rate shall be selected in accordance with, and applied in a manner consistent with, general market practice; and provided, further that to the extent the application of such rate in accordance with general market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurocurrency Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurocurrency Rate.  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternate Currency.  All Loans denominated in an Alternate Currency or made to the Dutch Borrower must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Group Member Subsidiary” means in respect of any Group Member, any Subsidiary of such Group Member, at any date of determination, (a) that is a “controlled foreign corporation” as defined in Section 957 of the Code, (b) that is a direct or indirect Subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Code, or (c) substantially all of the assets of which are equity interests in one or more “controlled foreign corporations” as defined in Section 957 of the Code.

“Excluded Subsidiary” means GNU123 Liquidating Corp. (formerly known as NeuCo, Inc.), a Delaware corporation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to or for the account of a Recipient, (a) Taxes imposed on or measured by net income, profits, gains or net worth (however denominated), franchise Taxes, and branch profits Taxes and any Taxes similar to any of the foregoing, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal, UK (except where the Recipient is a Qualifying Lender) and Dutch withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 3.07) or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to Article III, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 3.01(f)(i) and (ii), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any Canadian withholding tax that is imposed on amounts payable to a Recipient as a result of such Recipient (i) not dealing at arm’s length (within the meaning of the Canadian Tax Act) with a Loan Party, or (ii) being a “specified non-resident shareholder”

of a Loan Party or a non-resident person not dealing at arm’s length with a “specified shareholder” of a Loan Party (in each case within the meaning of the Canadian Tax Act) (other than where the non-arm’s length relationship arises, or where the Recipient is a “specified non-resident shareholder”, or does not deal at arm’s length with a “specified shareholder”, as a result of the Recipient having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document).

“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01(a).

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“FATCA” means the Foreign Account Tax Compliance Act, as codified in Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into in connection with the foregoing and any fiscal or regulatory legislation or official rules adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” shall mean, for any day, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citizens on such day on such transactions as reasonably determined by Administrative Agent.

“Fee Letter” means the Fee Letter, dated September 27, 2017, between the Company and Citizens.

“Finance Party” has the meaning specified in Section 3.01(j)(i).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the United Kingdom Pensions Act 2004.

“Foreign Lender” means, with respect to any Borrower (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the relevant outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Loans other than Swingline

Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Account” has the meaning given to such term in Section 4.01(e).

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board.

“Governmental Approvals” means authorizations, consents, approvals, waivers, exemptions, variances, franchises, permissions, permits and licenses of, and filings and declarations with, any Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member” means any Borrower and any of its direct or indirect Subsidiaries.

“Guarantee” means, as to any Person, without duplication (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning given to such term in Section 10.01.

“Guarantor” means the Loan Guarantor and any other Person who hereafter executes and delivers to the Administrative Agent a payment guarantee of any and all Obligations in form and substance satisfactory to the Administrative Agent.

“Hazardous Materials” means any gasoline or petrol (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or is a basis for liability under any Environmental Law.

“Hedge Bank” means any Person that is a party to a Swap Contract with a Loan Party and, at the time it enters into such Swap Contract, is (or was) an Agent, a Lender or an Affiliate of any of them, each in its capacity as a party thereto.

“Immaterial Subsidiary” means any Subsidiary designated as such by the Company by notice to the Administrative Agent; provided that all Immaterial Subsidiaries may not, at any date, together with their respective subsidiaries, account for more than 5% of the total assets determined on a consolidated basis in accordance with GAAP, 5% of the Adjusted Consolidated EBITDA or 5% of the consolidated revenues, in each case of the Company and its Subsidiaries on a consolidated basis, for the period of four consecutive fiscal quarters immediately preceding such date.

“Increasing Lenders” has the meaning specified in Section 2.14(a).

“Incremental Amendment” has the meaning specified in Section 2.14(e).

“Incremental Revolving Commitments” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any deferred purchase price payment obligations, purchase price adjustments, contingent consideration payments, earn-out and similar obligations arising under any document pertaining to a merger, acquisition, Disposition or similar transaction, or to any hiring of any employee or consultant until such obligation is not paid after becoming due and payable, and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)                                  all Attributable Indebtedness of such Person;

(f)                                   the aggregate amount of mandatory payment obligations of such Person in respect of Disqualified Equity Interests (in each case other than obligations payable in Qualified Equity Interests), valued at the greater of the voluntary liquidation preference or the involuntary liquidation preference thereof, plus accrued and unpaid dividends, in each of the foregoing cases payable prior to 180 days after the Maturity Date of the Loans;

(g)                                  all Guarantees of such Person in respect of any of the foregoing; and

(h)                                 all reimbursement obligations with respect to outstanding letters of credit (to the extent drawn); and

(i)                                     all obligations of any Person of the kind described in the foregoing clauses (a) through (g) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Synthetic Lease Obligation or capital lease as of any date shall be the Attributable Indebtedness relating thereto on such date.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made to or for the account of a Recipient on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitees” has the meaning specified in Section 11.05.

“Information” has the meaning specified in Section 11.08(b).

“Insolvency Laws” means the Bankruptcy Code of the United States, the BIA, the CCAA, the WRLU and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), or similar debtor relief Laws of the United States, United Kingdom, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including the Dutch Bankruptcy Code (Fallissementswet) and Chapter 3.5.5 of the Dutch Financial Markets Supervisions Act (Wet op het financieel toezicht).

“Intellectual Property” has the meaning specified in Section 5.14.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Adjusted Consolidated EBITDA to (b) Interest Expense, all calculated for the Company and its Subsidiaries (excluding the Excluded Subsidiary) on a consolidated basis in accordance with GAAP.

“Interest Expense” means, with respect to the Company for any period, the aggregate of the interest expense of the Company and its Subsidiaries (excluding the Excluded Subsidiary) for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all accretion of original issue discount and amortization of premium on Indebtedness; (b) the interest component of Indebtedness constituting Capitalized Leases paid, accrued and/or scheduled to be paid or accrued during such period; (c) net cash costs under all Swap Contracts (including amortization of fees); (d) without duplication, any periodic commitment fees and other fees payable to the Administrative Agent, the Issuing Banks or the Lenders pursuant to the Loan Documents; and (e) without duplication, any periodic fees paid by such Person to creditors, which fees shall be related to or arising out of any Indebtedness owed to creditors.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar quarter and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person by means of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“Investment Policy” has the meaning specified in Section 7.02(j).

“IRS” means Internal Revenue Service of the United States.

“Issuing Banks” means Citizens, in its capacity as issuer of Letters of Credit, and Bank of America, N.A., in its capacity as issuer of Letters of Credit, and their respective successors in such capacities, as provided in Section 2.13, together with any other Lender reasonably acceptable to the Administrative Agent as Issuing Bank.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates, or a domestic or foreign branch, of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or domestic or foreign branch with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning specified in Section 11.20.

“Laws” means, collectively, all international, foreign, federal, provincial, territorial, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the Dollar Equivalent amount of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Company.  The LC Exposure of any Lender at any time shall be its Pro Rata Share of the aggregate LC Exposure.

“LC Fronting Fee” shall have the meaning assigned to such term in Section 2.07(b).

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.07(b).

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”; provided that any Lender may make any credit extension hereunder to any Borrower by causing any domestic or foreign branch or affiliate of such Lender to make such credit extension (notwithstanding this proviso, the lender of record shall remain such Lender).  For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered an Incremental Amendment, and to the extent such Incremental Amendment shall have become effective in accordance with the terms hereof and thereof.  As of the Closing Date, Schedule 2.01 sets forth the name of each Lender.  Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate, provided that the lender of record shall remain such Lender.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit.  All Letters of Credit may be issued in Dollars or, subject to the Alternate Currency LC Sublimit, in an Alternate Currency.

“Letter of Credit Notice” has the meaning specified in Section 2.13(b).

“Letter of Credit Sublimit” means an amount equal to $15,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or similar preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement in the nature of a security interest, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan or a Swingline Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Incremental Amendment, (d) each Securities Pledge Agreement, and (e) all other agreements, instruments and documents now or hereafter executed and delivered to the Administrative Agent and/or any Lender by any Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Loan Guarantor” means the Company in its capacity as a guarantor pursuant to Article X hereof.

“Loan Guaranty” has the meaning given to such term in Section 10.01.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(b).

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means any event or condition having a material adverse effect on:  (a) the business, assets, financial condition, operations or properties of (i) the Company, (ii) the Borrowers taken together, or (iii) the Company and its Subsidiaries (excluding the Excluded Subsidiary) taken as a whole, (b) the ability of any Loan Party to perform its obligations in all material respects under the Loan Documents, (c) the rights and remedies of the Administrative Agent or Lenders to enforce or collect the amounts due under the Loan Documents or to realize upon any material Collateral, (d) the enforceability or validity of any of the Loan Documents or the consummation of any of the transactions contemplated therein, or (e) the attachment, perfection or priority of any material portion of the Liens intended to be created thereby,

“Material Indebtedness” of any Person means Indebtedness of such Person having an aggregate principal amount of $5,000,000 or more.

“Maturity Date” means the date which is the fifth anniversary of the date of this Agreement, provided, that if such day is not a Business Day, the Maturity Date shall be the first Business Day thereafter.

“Maximum Rate” has the meaning specified in Section 11.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all of the affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Note” means a promissory note of each of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the applicable Borrower to such Lender resulting from the Loans made by such Lender.

“Obligated Party” has the meaning given to such term in Section 10.02.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including principal, interest, fees, costs and expenses and indemnity reimbursement amounts) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Insolvency Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party arising under any Secured Hedge Agreement with a Hedge Bank, and (c) Cash Management Obligations.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, or, in respect of a limited liability company incorporated in the Netherlands, its deed of incorporation and, if amended, its articles of association; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an Issuing Bank or the Swingline Lender, as applicable, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Citizens in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parallel Liability” has the meaning specified in Section 11.23.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(f).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or contributed or had an obligation to contribute, in the preceding five plan years.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom Pensions Act 2004.

“Permitted Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Company, or by any wholly-owned Subsidiary of the Company (excluding the Excluded Subsidiary), whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Equity Interests of, or all or substantially all of a business line or unit or a division of, any Person, provided,

(i)                                     immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, including without limitation under Section 7.02(f);

(ii)                                  all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws;

(iii)                               such acquisition was not preceded by an unsolicited tender offer for such Equity Interests or, proxy contest, and was approved, or recommended, by the board of directors (or equivalent governing body) of the target thereof;

(iv)                              in the case of the purchase or other acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired by the Company or such wholly-owned Subsidiary or issued by such Person or any newly formed wholly-owned Subsidiary of the Company or any wholly-owned Subsidiary thereof (excluding the Excluded Subsidiary) in connection with such acquisition shall be owned 100% by the Company or such wholly-owned Subsidiary;

(v)                                 the Company and its Subsidiaries shall (i) be in compliance with the financial covenants set forth in Section 7.13 on a Pro Forma Basis after giving effect to such acquisition, (ii) have a Total Leverage Ratio, calculated on a Pro Forma Basis, which does not exceed 1/4 “turn” less than the required Total Leverage Ratio under Section 7.13(b), in the cases of each of clauses (i) and (ii) above, as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(b), and (iii) have delivered to the Administrative Agent a Compliance Certificate evidencing in reasonable detail compliance with such financial covenants described in this clause (v);

(vi)                              the Company shall have delivered or caused to be delivered to Administrative Agent (i) at least ten days’ (or such shorter period as may be acceptable to the Administrative Agent) prior written notice of any proposed acquisition in which the aggregate Consideration therefor is $15,000,000 or more, and (ii) prompt written notice following the consummation of any acquisition in which the aggregate Consideration therefor is less than $15,000,000. Any such notice shall include a reasonably detailed description of such acquisition. Furthermore, (A) at least two Business Days prior to (1) any proposed acquisition in which the aggregate Consideration therefor is $25,000,000 or more, the Company shall have delivered copies of all letters of intent, drafts of material agreements relating thereto, all material due diligence reports relating thereto, if available, and all such other information and documents that the Administrative Agent may reasonably request, and (2) any proposed acquisition in which the aggregate Consideration therefor is $15,000,000 or more but less than $25,000,000, the Company shall have delivered copies of all agreements, information, reports and documentation related thereto that the Administrative Agent may reasonably request, and (B) promptly following consummation of any acquisition in which the aggregate Consideration therefor is less than $5,000,000, the Company shall have delivered copies of all agreements, information, reports and documentation related thereto that the Administrative Agent may reasonably request; and

(vii)                           any Persons or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Company and its Subsidiaries are permitted to be engaged hereunder.

“Permitted Lien” means any Lien permitted by Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus reasonable original issue discount and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, and (c) at the time thereof, no Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means, at any time, the rate of interest per annum announced by Citizens from time to time as its prime rate, or its equivalent for U.S. Dollar loans to borrowers located in the United States, for such day (whether or not the lowest rate offered by Citizens and with any change in such rate announced by Citizens taking effect at the opening of business on the day specified in the public announcement of such change).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to any financial calculation or compliance with any test or covenant hereunder, performing such calculation, or compliance with such test or covenant, as applicable, after giving effect to (a) the Transactions, (b) any Investment, (c) any asset sale, (d) any payment of principal or interest in respect Indebtedness, or (e) any incurrence of Indebtedness, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold (if available) and the consolidated financial statements of the Company and its Subsidiaries, and deeming any Indebtedness or other liabilities to be incurred or repaid in connection therewith, as though consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding incurred Loans during such period).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans or Revolving Exposure of such Lender under the Credit Facility at such time and the denominator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Loans or Revolving Exposure under the Credit Facility at such time.

“Projections” shall have the meaning specified in Section 5.05(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under the Loan Documents and is:

(i)                                     a Lender:

(a)                                 which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under the Loan Documents and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the Corporation Tax Act 2009; or

(b)                                 in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)                                  a Treaty Lender.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning specified in Section 11.07(c).

“Relevant Jurisdiction” means, in relation to the UK Borrower, (a) its jurisdiction of incorporation or formation, and (b) any jurisdiction where it conducts its business.

“Relevant Party” has the meaning specified in Section 3.01(j)(ii).

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043 (c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, on any date of determination, Lenders who collectively hold more than 50% (or, if there are three or fewer lenders, at least two non-affiliated Lenders having more than 50%) of the Revolving Exposure and unfunded Commitments hereunder, or if the Revolving Commitments have been terminated, Lenders who collectively hold more than 50% (or, if there are three or fewer lenders, at least two non-affiliated Lenders having more than 50%) of the aggregate Revolving Exposure under the Credit Facility; provided, however, that if at any time (irrespective of the number of

Lenders party to the Credit Agreement) a Lender shall be a Defaulting Lender, the Revolving Exposure and unfunded commitments under the Credit Facility of such Defaulting Lender shall be excluded from the determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or other similar officer or Person performing similar functions of a Loan Party, or, in respect of a Loan Party incorporated in the Netherlands, an authorized representative.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party and in no event in such person’s individual capacity.  Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Company.

“Restricted Payment” means the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Persons thereof).

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment hereunder of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.04 and assignments by or to such Lender pursuant to assignments by or to such Lender pursuant to Section 11.07 and increased pursuant to Section 2.14.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $125,000,000.

“Revolving Exposure” means with respect to any Lender at any time, the Dollar Equivalent amount of the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the Dollar Equivalent amount of the aggregate amount at such time of such Lender’s LC Exposure, plus the Dollar Equivalent amount of the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Loan” means a revolving loan made by the Lenders to a Borrower pursuant to Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternate Currency, same day or other funds as may be determined by the Administrative Agent or an Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternate Currency.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means all economic or financial sanctions or trade embargoes or restriction imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted hereunder that is entered into by and between any Loan Party and any Hedge Bank which is designated in writing by the Hedge Bank and the Company to the Administrative Agent as a “Secured Hedge Agreement”, provided that any such Hedge Bank which is not an Agent or a Lender has delivered a letter to the Administrative Agent (which is reasonably satisfactory to Administrative Agent) pursuant to which such Hedge Bank (a) appoints the Administrative Agent as its agent under each Securities Pledge Agreement and (b) agrees to be bound by Article IX, Section 11.15 and 11.16 as if it were a Lender, and Section 8.03.

“Securities Pledge Agreements” means, collectively, (i) that certain Securities Pledge Agreement in the form attached hereto as Exhibit G, and (ii) those certain securities pledge agreements (or equivalent documentation under local law) required to be delivered pursuant to Sections 4.01, 6.15 and/or 6.19 hereof; as any of the foregoing may be supplemented by supplement or joinder thereto delivered pursuant to Section 6.15.

“Settlement Time” means, with respect to any borrowings and payments in any Alternate Currency, the local time in the place of settlement for such Alternate Currency as may be determined by the Administrative Agent or an Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with customary banking procedures in the place of payment.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency” mean, at a point in time, that (a) the fair salable value of the assets of a Person (treating, in the case of any group of Persons taken together on a consolidated basis, such group as a Person, as appropriate throughout this definition), on a going concern basis, is greater than the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Person; (b) the fair salable value of the assets of the Person, on a going concern basis, is not less than the amount that will be required to pay its probable liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured; (c) the Person is not engaged in a business or a transaction, and is not about to be engaged in a business or a transaction, for which its properties would constitute an unreasonably small capital; (d) the Person does not intend to, and does not believe that it will, incur debts or liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) beyond its ability to pay as such debts and liabilities mature in the ordinary course of business; and (e) in the case of a Person incorporated in the United Kingdom, such Person (i) is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (ii) shall not have declared or have had declared that it is unable to pay its debts as they fall due, and (iii) shall not have declared or have had declared that the value of its assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities; provided that the amount of contingent liabilities are to be computed as the amount that, in light of all the facts and circumstances existing at that point in time, can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an Issuing Bank, as applicable, to be the rate quoted by the Administrative Agent or an Issuing Bank, as applicable, as the spot rate for the purchase by the Administrative Agent or an Issuing Bank, as applicable, of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or an Issuing Bank if the Administrative Agent or an Issuing Bank does not have as of the date of determination a spot buying rate for any such currency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB).  Such reserve percentages shall include those imposed pursuant to such Regulation D and as long as the Administrative Agent or any Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by the Administrative Agent or any such Lender.  Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.11(a).

“Supplier” has the meaning specified in Section 3.01(j)(ii).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender), or, if no such quotation is available, as determined by the Administrative Agent, in its reasonable discretion, based upon the terms of the of the relevant Swap Contract(s).

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Lender at any time shall equal its Pro Rata Share of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Citizens in its capacity as provider of Swingline Loans, through itself or one of its designated Affiliates or branch offices, provided that the lender of record shall remain Citizens, or any successor swingline lender hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.12.  All Swingline Loans shall be denominated in Dollars.

“Swingline Sublimit” means an amount equal to the lesser of (a) $5,000,000, and (b) the Aggregate Commitments.  The Swingline Sublimit is a part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means Bank of America, N.A., as syndication agent under this Agreement.

“Swiss Franc” means the lawful currency of Switzerland.

“Synthetic Lease Obligations” means monetary obligation of a Person at any time of determination under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 4.01(f) or Section 6.01(a) or (b), as applicable, without giving effect to any grace period applicable thereto (or, prior to the date that the first such financial statements are required be so delivered, solely for purposes of determining compliance with the financial covenants set forth in Section 7.13 on a Pro Forma Basis in connection with a Permitted Acquisition or Section 7.06(d), the most recent period of four consecutive fiscal quarters).

“Total Leverage Ratio” means, as to the Company and its Subsidiaries (excluding the Excluded Subsidiary) on a consolidated basis as of the date of its determination, the ratio of (a) Consolidated Total Debt as of such date, to (b) Adjusted Consolidated EBITDA of the Company and its Subsidiaries (excluding the Excluded Subsidiary) for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b).

“Transactions” means, collectively (a) the execution and delivery and performance of the Loan Documents and the making of the initial Loans hereunder, (b) the repayment in full of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement, and (c) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)                                 the proposed Transfer Date specified in the relevant Assignment and Assumption or Incremental Amendment; and

(b)                                 the date on which the Administrative Agent executes the relevant Assignment and Assumption or Incremental Amendment.

“Treaty Lender” means a Lender which:

(a)                                 is treated as a resident (as defined in the appropriate double taxation agreement) in a jurisdiction with which the United Kingdom has a double taxation agreement giving residents of that jurisdiction full exemption from United Kingdom taxation on interest; and

(b)                                 does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“UK Charged Company” has the meaning specified in Section 4.01(m).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unused Line Fee” has the meaning specified in Section 2.07(a).

“U.S. Lender” means any Administrative Agent or Recipient that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Value Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternate Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternate Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternate Currency, (ii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternate Currency, and (iii) such additional dates as the Administrative Agent or an Issuing Bank shall determine or the Required Lenders shall require.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a), or imposed elsewhere.

“VAT Recipient” has the meaning specified in Section 3.01(j)(ii).

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any refinanced term loan debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“WRLU” means the Winding-Up and Restructuring Act (Canada), as amended.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent, as applicable.

Section 1.02.                          Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)                                  References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii)                               The term “including” is by way of example and not limitation.

(iv)                              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including”.  In the event that performance of any obligation is due on a day that is not a Business Day, then, except as expressly provided herein, the time for such performance shall be extended to the next Business Day.

(d)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03.                          Accounting Terms.  All accounting and financial terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein, provided that if the Company notifies the Administrative Agent and the Lenders that the Company wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article VII for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers, the Administrative Agent and the Required Lenders; and the Borrowers, the Administrative Agent and the Lenders agree to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice.  Notwithstanding the foregoing, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, (ii) in the event of any accounting change resulting from the effectiveness of ASC 842 after the Closing Date or that otherwise requires all leases to be treated as Capitalized Leases, (A) all financial statements delivered hereunder shall be prepared in accordance with GAAP, giving effect to such accounting change, (B) the covenants set forth in Section 7.13 (and all related definitions) shall be calculated without giving effect to such accounting change, and (C) the Company shall provide reconciliations, in form and substance reasonably satisfactory to the Administrative Agent, reflecting such calculation together with each Compliance Certificate.

Section 1.04.                          Rounding.  Except as provided in the definition of “Pro Rata Share”, any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.                          References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06.                          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07.                          Currency Exchange Matters.

(a)                                 The Administrative Agent or an Issuing Bank, as applicable, shall determine the Spot Rates as of each Value Date to be used for calculating Dollar Equivalent amounts of Borrowings and Revolving Exposure denominated in Alternate Currencies.  Such Spot Rates shall become effective as of such Value Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next occurring Value Date.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or an Issuing Bank, as applicable.

(b)                                 Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the relevant Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or an Issuing Bank, as applicable.

Section 1.08.                          Change in Currency.

(a)                                 Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.09.                          Additional Alternate Currencies.

(a)                                 The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternate Currency”; provided that such requested currency is an Eligible Currency.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent, the Lenders, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the applicable Issuing Bank.

(b)                                 Any such request shall be made to the Lender not later than 11:00 a.m., 10 Business Days prior to the date of the desired Borrowing or Letter of Credit issuance (or such shorter period as may be agreed by the Administrative Agent and, in the case of any such request pertaining to a Letter of Credit, the relevant Issuing Bank, in its or their sole discretion).  In the case of any such request pertaining to Eurodollar Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof.  Each Lender (in the case of any such request pertaining to Eurodollar Rate Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  If the Administrative Agent and all of the Lenders consent to making Eurocurrency Rate Loans, or the Administrative Agent and the applicable Issuing Bank consent to issuing Letters of Credit, in such requested currency and the Administrative Agent and such Lenders and/or Issuing Banks reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Lender shall so notify the Company and may amend the definition of Eurocurrency Rate to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternate Currency for purposes of any Borrowings of Eurocurrency Rate Loans or the issuance of Letters of Credit, as applicable.

ARTICLE II.

The Commitments and Borrowings

Section 2.01.                          The Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make to any Borrower at any time and from time to time during the Availability Period, Revolving Loans denominated in Dollars or in one or more Alternate Currencies in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Aggregate Revolving Exposure exceeding the sum of the Aggregate Commitments, (iii) the Aggregate Revolving Exposure in connection with all Loans made to the Designated Borrowers exceeding the Designated Borrower Sublimit, or (iv) the Aggregate Revolving Exposure in connection with all Loans denominated in Alternate Currencies exceeding the Alternate Currency Sublimit.  Amounts borrowed under this Section 2.01 and repaid or prepaid may be reborrowed, on the terms and subject to the conditions herein.  Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02.                          Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Dollars or any conversion of Base Rate Loans to Eurocurrency Rate Loans denominated in Dollars, (ii) four (4) Business Days prior to the requested date of Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternate Currencies or any conversion of Base Rate Loans to Eurocurrency Rate Loans denominated in Alternate Currencies, and (iii) on or before 12:00 noon on the requested date of any Borrowing of Base Rate Loan.  Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether such request is for a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or the Type of Loans to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) the applicable Borrower for the request.  If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars.  If the Company fails to specify a Type of Loan in a Loan Notice, then the applicable Loans shall be made as Base Rate Loans.  If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period (or the Company fails to timely deliver a notice of conversion or continuation prior to the expiration of an Interest Period), it will be deemed to have specified an Interest Period of one (1) month; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternate Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one (1) month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.  Any Swingline Loans shall be made in accordance with the procedures set forth in Section 2.12.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount and currency of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in Section 2.02(a).  In the case of each Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Settlement Time specified by the Administrative Agent in the case of any Loan in an Alternate Currency, in each case on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

(c)                                  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrowers that no Loans may be converted to or continued as Eurocurrency Rate Loans (whether in Dollars or in any Alternate Currency) and that all of the outstanding Eurocurrency Rate Loans be converted immediately to Base Rate Loans and any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternate Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)                                 The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest or demonstrable error.  At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Administrative Agent’s Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six Interest Periods in effect unless otherwise agreed between the Company and the Administrative Agent.

(f)                                   The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)                                  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the applicable Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest or demonstrable error.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.03.                          Prepayments.

(a)                                 Optional.  Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans made to such Borrower in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 pm (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternate Currencies, and (C) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; (3) any prepayment of Eurocurrency Rate Loans denominated in Alternate Currencies shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (4) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, whether such Loan to be prepaid is a Revolving Loan or a Swingline Loan, and the Type(s) of Loans to be prepaid, and the payment amount specified in such notice shall be due and payable on the date specified therein.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.  Voluntary prepayments of outstanding Revolving Loans by a Borrower shall be applied pro rata to the outstanding Revolving Loans of such Borrower and shall not result in a permanent reduction in the Revolving Commitments.

(b)                                 Mandatory.  (i) If the Aggregate Revolving Exposure outstanding exceeds an amount equal to 100% (or in the case of any such excess determined by the Administrative Agent to have resulted solely from foreign currency fluctuations, 102%) of the Aggregate Commitments, the applicable Borrower will immediately prepay the Revolving Loans made to it hereunder without any prepayment premium or penalty (but subject to the payment of all amounts for which such Borrower is liable under Section 3.05 or similar costs) and/or the Company shall Cash Collateralize the LC Exposure in an aggregate amount sufficient to reduce such Aggregate Revolving Exposure as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments; provided, however, that, subject to the provisions of Section 2.13(j)(ii), the Company shall not be required to Cash Collateralize the LC Exposure pursuant to this Section 2.03(b) unless after the prepayment in full of the Loans, the Aggregate Revolving Exposure exceeds the Aggregate Commitments.  The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(ii)                                  If the outstanding Revolving Loans to the Designated Borrowers exceed the Designated Borrower Sublimit, the Designated Borrowers will immediately prepay such Revolving Loans hereunder without any prepayment premium or penalty (but subject to the payment of all amounts for which such Borrower is liable under Section 3.05 or similar costs) to the extent necessary to eliminate such excess.

(iii)                               If the Administrative Agent notifies the Company at any time that the aggregate outstanding Revolving Loans denominated in Alternate Currencies at such time exceeds an amount equal to 102% of the Alternate Currency Sublimit then in effect, then the applicable Borrower shall immediately prepay Loans made to it in an aggregate amount sufficient to reduce the aggregate outstanding Loans as of such date of payment to an amount not to exceed 100% of the Alternate Currency Sublimit then in effect.

(iv)                              (A) Each prepayment of Loans pursuant to this Section 2.03(b) shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment and (B) unless an Event of Default shall have occurred and be continuing and the Required Lenders shall require otherwise, prepayments of outstanding Revolving Loans shall not result in a permanent reduction in the Revolving Commitments.

(c)                                  Interest, Funding Losses, etc.  All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Section 2.04.                          Termination or Reduction of Revolving Commitments.  The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Commitments, or from time to time permanently reduce the unused Commitments, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent at least five days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof.  If after giving effect to any reduction or termination of Commitments under this Section 2.04, the Letter of Credit Sublimit, the Alternate Currency Sublimit, the Designated Borrower Sublimit, the Swingline Sublimit or the Alternate Currency LC Sublimit exceeds the Aggregate Commitments at such time, the Letter of Credit Sublimit, the Alternate Currency Sublimit, the Designated Borrower Sublimit, the Swingline Sublimit or the Alternate Currency LC Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swingline Sublimit, the Alternate Currency Sublimit, the Designated Borrower Sublimit, the Alternate Currency LC Sublimit or the Aggregate Commitments under this Section 2.04.  The amount of any such reduction of the Aggregate Commitments shall not be applied to the Alternate Currency Sublimit unless otherwise specified by the Company.  Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of such reduction amount.  All fees in respect of the Credit Facility accrued until the effective date of any termination of the Credit Facility shall be paid on the effective date of such termination.

Section 2.05.                          Repayment of Loans.  (i) On the Maturity Date, each Borrower shall repay to the Administrative Agent for the ratable account of each Lender, the then unpaid principal amount (together with accrued and unpaid interest and other amounts) of each Revolving Loan made to such Borrower, and (ii) the Company shall repay to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the last day of a calendar month (or, if such date is not a Business Day, on the next succeeding Business Day) and is at least three Business Days after such Swingline Loan is made.

Section 2.06.                          Interest.

(a)                                 Subject to the provisions of Section 2.06(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(i)                                     If any amount (other than principal or interest of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Person to whom such amount is owed, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  While any Event of Default exists, upon the request of the Required Lenders, the Borrowers shall pay interest on the principal amount of their respective Loans and all other outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders reasonably determine that (i) the Total Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or Issuing Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period with respect to their respective Loans and other Obligations hereunder.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Bank, as the case may be, under this Section 2.06, 2.07(b) or 2.13(h) or under Article VIII.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Insolvency Law.

Section 2.07.                          Fees.

(a)                                 The Borrowers shall pay to the Administrative Agent for the ratable benefit of the Lenders an unused line fee in Dollars (an “Unused Line Fee”) equal to the Applicable Rate from time to time for the Unused Line Fee multiplied by the difference between the Revolving Commitment and the average daily outstanding Revolving Loans (other than the Swingline Loans) and LC Exposure during the immediately preceding quarter.  Accrued Unused Line Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Revolving Commitment terminates.  Unused Line Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Unused Line Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)                                 The Company shall pay to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Banks), a fee in Dollars with respect to each Letter of Credit calculated at a rate per annum equal to the Applicable Rate from time to time for Eurocurrency Rate Loans multiplied by the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (the “LC Participation Fee”).  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all LC Participation Fees shall accrue at the Default Rate.  In addition, the Company shall pay in Dollars to the Issuing Banks a fronting fee (the “LC Fronting Fee”) with respect to each Letter of Credit at the rate specified in the Fee Letter computed based upon the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit and at the times specified in the Fee Letter, and the customary negotiation, processing, arranging, amendment, cancellation and transfer fees of the Issuing Banks in Dollars.  Notwithstanding the foregoing, any LC Participation Fees and LC Fronting Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Banks pursuant to Section 2.13 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to such Issuing Bank for its own account.

(c)                                  The Company shall pay to the Administrative Agent and the Arrangers in Dollars such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)                                 All fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Company shall pay (i) the LC Fronting Fees directly to the Issuing Bank, and (ii) the fees provided under Section 2.07(c) directly to the Administrative Agent or the Arrangers, as the case may be.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.08.                          Computation of Interest and Fees.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual number of days elapsed.  All other computations of fees and interest shall be made on the basis of a 360 day year and actual number of days elapsed or, in the case of interest in respect of Loans denominated in Alternate Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest or demonstrable error.  For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day, 365-day or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

Section 2.09.                          Evidence of Indebtedness.

(a)                                 The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-l(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest or demonstrable error of the amount of the Borrowings made by the Lenders to any Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Loans made to such Borrower or any other of its other Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest or demonstrable error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records.  Each Lender that requests a Note shall attach schedules to its Note and shall endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest or demonstrable error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of each Borrower under this Agreement and the other Loan Documents.

Section 2.10.                          Payments Generally.

(a)                                 All payments to be made by each Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternate Currency, all payments by each Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by each Borrower hereunder with respect to principal and interest on Loans denominated in an Alternate Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternate Currency and in Same Day Funds not later than the Settlement Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternate Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternate Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent shall in each case be deemed received on the Business Day so received (or on the next succeeding Business Day (i) if received after 2:00 p.m. New York, New York time, in the case of payments in Dollars, or (ii) if received after the Settlement Time specified by the Administrative Agent, in the case of payments in an Alternate Currency) and any applicable interest or fee shall continue to accrue, but in each case will be credited to the account of such Borrower on the following Business Day.

(b)                                 If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)                                  Unless the Borrowers have notified the Administrative Agent, prior to the date any payment is required to be made by a Borrower to the Administrative Agent hereunder for the account of any Lender, that such Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d)                                 If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                                  The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)                                   Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)                                  Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.11.                          Sharing of Payments, etc.  If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest or demonstrable error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.12.                          Swingline Loans.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (ii) the sum of the Aggregate Revolving Exposures exceeding the Aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than noon, New York time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company.  The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.13(e), by remittance to an Issuing Bank) by 2:00 p.m., New York time, on the requested date of such Swingline Loan.

(b)                                 The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New York time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

Section 2.13.                          Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth in this Agreement, the Company may request the issuance of Letters of Credit on behalf of itself and its Subsidiaries denominated in Dollars or in one or more Alternate Currencies in a form reasonably acceptable to the Administrative Agent and the Issuing Banks, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement, and from and after the Closing Date shall be subject to, and governed by, the terms and conditions of this Agreement.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by an Issuing Bank) to an Issuing Bank and the Administrative Agent (prior to 2:00 pm, New York time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, reasonably satisfactory to the Issuing Bank (each, a “Letter of Credit Notice”) and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that, solely with respect to clauses (i) and (ii) below), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the Letter of Credit Sublimit, (ii) the Aggregate Revolving Exposures shall not exceed the Aggregate Commitments, (iii) the Dollar Equivalent amount of LC Exposure with respect to Letters of Credit issued in Alternate Currencies shall not exceed the Alternate Currency LC Sublimit, and (iv) no default of any Lender’s obligations to fund under Section 2.13(d) exists and no Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is 30 days prior to the Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Share of each LC Disbursement made by an Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit denominated in Dollars, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 2:00 p.m., New York time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 9:00 a.m., New York time, on such date, or, (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York time, on the Business Day immediately following the day that the Company receives such notice; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 that such payment be financed with a Revolving Loan which is a Base Rate Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan which is a Base Rate Loan or Swingline Loan.  In the case any LC Disbursement in respect of a Letter of Credit denominated in an Alternate Currency, the Company shall reimburse the applicable Issuing Bank in such Alternate Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Company will reimburse such Issuing Bank in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternate Currency, the Issuing Bank shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than the Settlement Time on the date of any payment by such Issuing Bank under a Letter of Credit to be reimbursed in an Alternate Currency, the Company shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  In the event that (A) a drawing denominated in an Alternate Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.13(e) and (B) the Dollar amount paid by the Company, whether on or after the Settlement Date, shall not be adequate on the date of that payment to purchase, in accordance with customary banking procedures, a sum denominated in the Alternate Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify each Issuing Bank for the loss resulting from its inability on that date to purchase the Alternate Currency in the full amount of the drawing.  If the Company fails to make any of the foregoing of such payments when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Pro Rata Share thereof expressed in Dollars or in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternate Currency.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Company in Dollars, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to each Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Banks or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Banks, then to such Lenders and the Issuing Banks as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Banks for any LC Disbursement (other than the funding of Revolving Loans which are Base Rate Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute.  The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Banks under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternate Currency to the Company or any Subsidiary or in the relevant currency markets generally.  Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of such Person’s Affiliates nor the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that nothing in this clause (f) shall be construed to excuse the Issuing Banks from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable Law) suffered by the Company that are caused by the Issuing Banks’ failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Banks (as finally determined by a court of competent jurisdiction), the Issuing Banks shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Banks may, in their sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburse such LC Disbursement, at the rate per annum then applicable to Revolving Loans which are Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.06(a)(i) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of any Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.07(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.  (i) Upon the request of the Administrative Agent, (A) if an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Disbursement which has not been timely reimbursed in accordance with Section 2.13(e) hereof, or (B) if, as of the date that is five Business Days prior to the Maturity Date, any LC Exposure for any reason remains outstanding, the Company shall, in each case, promptly, and in any event within one Business Day, Cash Collateralize the then outstanding amount of all LC Exposure.  At any time that there shall exist a Defaulting Lender that is a Lender, within three Business Days after the request of the Administrative Agent or an Issuing Bank, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(ii)                                  In addition, if the Administrative Agent notifies the Company at any time that (A) the outstanding amount of all LC Exposure at such time exceeds 100% of the Letter of Credit Sublimit then in effect or (B) the outstanding amount of all LC Exposure with respect to Letters of Credit issued in Alternate Currencies at such time exceeds 102% of the Alternate Currency LC Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall (x) Cash Collateralize the LC Exposure in an amount equal to the amount by which the outstanding amount of all LC Exposure exceeds the Letter of Credit Sublimit and/or (y) Cash Collateralize the LC Exposure with respect to Letters of Credit issued in Alternate Currencies in any amount equal to the amount by which the outstanding amount of all such Alternate Currency LC Exposure exceeds the Alternate Currency LC Sublimit.

(iii)                               Sections 2.03 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.13, Section 2.03 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for the LC Exposure, (A) cash or deposit account balances, (B) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent, and/or (C) if the Administrative Agent and the Issuing Banks shall agree in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.  Derivatives of such term have corresponding meanings.  Upon such pledge and deposit, the Company shall grant to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Citizens.

Section 2.14.                          Increase of Revolving Commitments; Additional Lenders.

(a)                                 The Company may request that the then effective aggregate principal amount of the Aggregate Commitments be increased from time to time; provided that (1) the aggregate principal amount of the increases in the Aggregate Commitments pursuant to this Section 2.14 shall not exceed $50,000,000 and each increase of the aggregate principal amount of the Aggregate Commitments pursuant to this Section 2.14 shall be in a minimum amount of $5,000,000 or, if less, the entire amount of such total incremental Aggregate Commitments remaining, (2) the Loan Parties shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by Administrative Agent in connection with such increases and at the time of any such proposed increase; (3) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (without duplication of materiality qualifiers in the case of those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality) on and as of the date of such increase or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date; (4) the incremental Revolving Commitments provided under this Section 2.14 (“Incremental Revolving Commitments”) shall mature on the Maturity Date; and (5) any Incremental Revolving Commitments shall be effected solely as an increase in the available Aggregate Commitments with no other change in terms, except that the Borrowers may increase the Applicable Margin for all Commitments (including both existing Commitments and Incremental Revolving Commitments) to an equivalent level in connection with any Incremental Revolving Commitments.  The Borrowers may also, but are not required to (except that the Borrowers shall so notify the Administrative Agent), specify any fees offered to those Lenders (the “Increasing Lenders”) which agree to increase the principal amount of their Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Commitment. Each Lender shall be afforded the opportunity, but no Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Commitment.

(b)                                 Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments pursuant to this Section 2.14. No Lender which declines to increase the principal amount of its Revolving Commitment may be replaced in respect to its existing Revolving Commitment as a result thereof without such Lender’s consent.

(c)                                  Each Increasing Lender shall as soon as practicable specify the amount of the proposed increase that it is willing to assume.  The Borrowers may accept some or all of the offered amounts or designate new lenders that are acceptable to Administrative Agent (such approval not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section 2.14 (each such new lender being an “Additional Lender”), which Additional Lenders may assume all or a portion of the Incremental Revolving Commitments. The Administrative Agent shall have discretion, with the consent of the Company (not to be unreasonably withheld, conditioned or delayed), to adjust the allocation of the Incremental Revolving Commitments among Increasing Lenders and Additional Lenders.

(d)                                 Subject to subsections (a) and (b) of this Section 2.14, any increase requested by the Company shall be effective upon delivery to Administrative Agent of each of the following documents:

(i)                                     an originally executed copy of any instrument of joinder signed by a duly authorized officer of each Additional Lender, if any, in form and substance reasonably acceptable to Administrative Agent;

(ii)                                  a notice to the Increasing Lenders and Additional Lenders, in form and substance reasonably acceptable to Administrative Agent, signed by a Responsible Officer of the Borrowers;

(iii)                               a certificate of the Borrowers signed by a Responsible Officer, in form and substance reasonably acceptable to Administrative Agent, certifying that each of the conditions in subsection (a) of this Section 2.14 has been satisfied;

(iv)                              to the extent requested by any Additional Lender or Increasing Lender, executed promissory notes evidencing the Incremental Revolving Commitments issued by the Borrowers in accordance with Section 2.09; and

(v)                                 any other certificates or documents that Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent. Any such increase shall be in a principal amount equal to the sum of the principal amount of the Incremental Revolving Commitments that the Increasing Lenders and Additional Lenders are willing to assume, as applicable, as adjusted by the Borrowers and Administrative Agent pursuant to this Section 2.14. Upon effectiveness of any such increase, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments.

(e)                                  Incremental Revolving Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Incremental Revolving Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.14.  The Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section 2.14 and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences, amendments to ensure pro rata allocations of Eurocurrency Rate Loans and Base Rate Loans between Loans incurred pursuant to this Section 2.14 and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit among the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).

(f)                                   This Section 2.14 shall supersede any provisions in Section 2.11 or 11.01 to the contrary.

Section 2.15.                          Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Banks or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default under Section 8.01(a) or Section 8.01(f) or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Disbursements were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any Unused Line Fee pursuant to Section 2.07(a) for any period during which that Lender is a

Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive LC Participation Fees as provided in Section 2.07(b).

(iv)                              Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.12 and 2.13, the Pro Rata Share of the Revolving Loans of each such non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; provided, that on any date thereafter during such period, to the extent that such Default or Event of Default has been cured or waived, such reallocation shall occur on such later date; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the Revolving Loans of that Lender.

(b)                                 Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.16.                          The Designated Borrowers.  Each Designated Borrower hereby appoints the Company to act as its agent for purposes of this Agreement and the other Loan Documents and agrees that (i) the Company is authorized to execute such documents on behalf of such Designated Borrower as are required to operate this Agreement and the other Loan Documents on behalf of such Designated Borrower, (ii) such authority of the Company may be relied on by the other parties to this Agreement and the other Loan Documents unless and until such other parties are notified of the termination of such authority, (iii) the each Designated Borrower shall be obligated by all of the terms of any such document executed on its behalf by the Company, such obligations of any Designated Borrower under any such document to continue, for the avoidance of doubt, after any termination by the Designated Borrowers of the Company’s authority to execute documentation on its behalf, and (iv) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to the Designated Borrowers and each Designated Borrower hereby consents to same.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Designated Borrower shall only have liability for, and be obligated in connection with, Loans or Commitments made to it or another Designated Borrower and for other Obligations related to such Loans or Commitments, and in any event shall not have any liability for any Obligations of the Company or any other Subsidiary that is not a Designated Borrower.

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

Section 3.01.                          Taxes.  For the purposes of this Section 3.01, the term “Lender” (including references to “U.S. Lender” and to “Foreign Lender”) also includes the Issuing Banks and the Administrative Agent and the term “applicable Law” also includes FATCA.

(a)                                 Payment Free of Taxes.  Any and all payments by a Withholding Agent to or for the account of a Recipient on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Each Loan Party agrees to timely pay to the relevant Governmental Authority, in accordance with applicable Law, any Other Taxes, or, if the Loan Party has been timely provided written evidence reasonably satisfactory to it of the prior payment by the Recipient of any Other Taxes, reimburse the Recipient for the payment of such Other Taxes.

(c)                                  Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes applicable to such Recipient’s Obligations (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lenders.

(i)                                     Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, or, if required, to a Governmental Authority, at the time or times reasonably requested by the Company or the Administrative Agent and at the time or times prescribed by applicable Law, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent or prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Recipient, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements and to enable the Loan Party or the Administrative Agent to comply with such requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)                               each U.S. Lender shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), properly completed and executed originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals (or electronically signed copies, if acceptable to the Company or Administrative

Agent, as applicable) of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 properly completed and executed originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) of IRS Form W-8ECI (or successor form);

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) of IRS Form W-8IMY (or successor form), accompanied by properly completed and executed originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) of IRS Form W-8ECI (or successor form), properly completed and executed originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a properly completed and executed copy of U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3 (as applicable), properly completed and executed originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a properly completed and executed copy of a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals (or electronically signed copies, if acceptable to the Company or Administrative Agent, as applicable) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Without limiting the generality of the foregoing, each Lender that becomes a party to this Agreement after the date of this Agreement shall indicate to the UK Borrower, in the Assignment and Assumption or Incremental Amendment which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any Obligated Party, which of the following categories it falls in:

(A)                               not a Qualifying Lender;

(B)                               a Qualifying Lender (other than a Treaty Lender); or

(C)                               a Treaty Lender.

If a Lender fails to indicate its status in accordance with this paragraph (iii) then such Lender shall be treated by the UK Borrower for the purposes of this Agreement as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the UK Borrower).  For the avoidance of doubt, an Assignment and Assumption or Incremental Amendment shall not be invalidated by any failure of a Lender to comply with this paragraph (iii).

(iv)                              A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence; and

(v)                                 a new lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption or Incremental Amendment which it executes.

(vi)                              If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (iv) above and:

(A)                               a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(B)                               a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(1)                                 that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2)                                 HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in each case, the Borrower has notified that Lender in writing, then that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorization to make that payment without a Tax Deduction.

(vii)                           If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (iv) or (v) (as the case may be) above, no obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(viii)                        A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

Each Lender agrees that if any form or certification it previously delivered under this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Tax Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes or a credit against current cash taxes otherwise due and payable in lieu of such a refund as to which it has been indemnified by any Loan Party, or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the indemnified party solely to receive the refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the indemnified party, agrees to repay the amount paid over to such Loan Party pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event the indemnified party is required to repay such refund to such Governmental Authority.  The indemnified party shall provide the Company with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such indemnified party may delete any information therein that such indemnified party deems confidential in its reasonable discretion).  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay an amount to any Loan Party pursuant to this paragraph (g) to the extent the payment of which would place the indemnified party in a less favorable net after-Tax position than the applicable Loan Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the indemnified party to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to any Loan Party or any other Person.

(h)                                 Designated Borrower Limitation. Consistent with (and not in limitation of) Section 2.16, notwithstanding anything to the contrary contained in this Section 3.01, each Designated Borrower shall only have liability for, and be obligated in connection with, Indemnified Taxes (and any other Obligations under this Section 3.01 related to such Indemnified Taxes) to the extent attributable to Loans or Commitments made to it, and in any event shall not have any liability for any Obligations (including, but not limited to, Indemnified Taxes and any other Obligations relating to such Taxes) attributable to Loans or Commitments made to the Company or any other Subsidiary.

(i)                                     FATCA.  For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Amendment, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)                                    Value Added Tax.

(i)                                     All amounts expressed to be payable under any Loan Document by any party to Arranger, any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document (each, a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(ii)                                  If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “VAT Recipient”) under a Loan Document, and any party other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration):

(A)                               (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The VAT Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)                               (where the VAT Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)                               Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)                              Any reference in this Section 3.01(j) to any party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.

(k)                                 Survival. The agreements in this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.02.                          Illegality.  If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the date hereof that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternate Currency), or to determine or charge interest rates based upon the Eurocurrency Rate or Adjusted Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars (or any Alternate Currency) in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or in the case of Eurocurrency Rate Loans, in Dollars, or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurocurrency Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03.                          Inability to Determine Rates.  If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof (a) the Administrative Agent determines that (i) deposits (whether in Dollars or an Alternate Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternate Currency) or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurocurrency Rate component of the Base Rate, the utilization of the Adjusted Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04.                          Increased Cost and Reduced Return; Capital Adequacy.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Adjusted Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the Issuing Banks;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)                               impose on any Lender or the Issuing Banks or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iv)                              result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans and the result of any of the foregoing shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Recipient, the Company will pay (or cause the applicable Designated Borrower to pay) to such Recipient, such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error.  The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 270-days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof)

Section 3.05.                          Funding Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Company shall promptly compensate (or cause the applicable Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert to any Eurocurrency Rate Loan on the date or in the amount notified by the applicable Borrower;

(c)                                  any assignment of a Eurocurrency Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 3.07; or

(d)                                 any failure by such Borrower to make payment of any Loan or any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternate Currency on its scheduled due date or any payment thereof in a different currency including any loss or expense (including any foreign exchange losses but excluding the Applicable Rate margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Company shall also pay (or cause the Designated Borrowers to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or any Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06.                          Matters Applicable to All Requests for Compensation.

(a)                                 Designation of a Different Lending Office.  If any Recipient requests compensation under Section 3.04, or any Loan Party is required to pay any Indemnified Taxes or any additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.01, or if any Recipient gives a notice pursuant to Section 3.02, then at the request of the Company, such Recipient shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans and Commitments hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the commercially reasonable judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Recipient to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient in any material economic, legal or regulatory respect.  The Company hereby agrees to pay (or cause the UK Borrower to pay) all reasonable out-of-pocket costs and expenses incurred by any Recipient in connection with any such designation or assignment.

(b)                                 Suspension of Lender Obligations.  If any Lender requests compensation by any Borrower under Section 3.04, the applicable Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)                                  Conversion of Eurocurrency Rate Loans.  If any Lender gives notice to the Company (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Revolving Loans of held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares

Section 3.07.                          Replacement of Lenders under Certain Circumstances.  If (i) any Lender requests compensation under Section 3.04 or ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Loan Party is required to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Non-Consenting Lender, or (iv) any Lender is a Defaulting Lender and, in the case of (i) or (ii) of this subsection, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and Section 3.04) and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Administrative Agent shall have received the assignment fee specified in Section 11.07(b)(iii), if any;

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties (in the case of all other amounts);

(c)                                  such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the applicable Loan Party or Administrative Agent who shall promptly forward such Notes to the applicable Loan Party (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d)                                 the Eligible Assignee shall become a Lender hereunder (if not already a Lender hereunder) and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f)                                   such assignment does not conflict with applicable Laws; and

(g)                                  in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 3.08.                          Survival.  All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

Conditions Precedent to Borrowings

Section 4.01.                          Conditions to Initial Borrowing.  The obligation of each Lender to make a Loan hereunder on the Closing Date and the obligation of any Issuing Bank to issue, extend, increase or renew Letters of Credit hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrowers and the Administrative Agent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     a Loan Notice in accordance with the requirements hereof;

(ii)                                  executed counterparts of this Agreement;

(iii)                               a Note executed by each Borrower in favor of each Lender that has requested a Note at least one Business Day in advance of the Closing Date;

(iv)                              each Securities Pledge Agreement required to be delivered hereunder on the Closing Date duly executed by the Company and each other Subsidiary party thereto, and each other Loan Document required to be delivered hereunder on the Closing Date duly executed by each Loan Party party thereto;

(v)                                 such certificates of good standing from the applicable secretary of state of the state of organization or the substantive equivalent available in the jurisdiction, if applicable, of each Loan Party, certificates of resolutions, including, in respect of a Loan Party incorporated in the Netherlands, any action required under the Dutch Works Council Act (Wet op de ondernemeningsraden) or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require attaching and certifying to the Organization Documents of each Loan Party and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi)                              opinions of Foley Hoag LLP, counsel to the Company, Bird & Bird, counsel to the UK Borrower, Blake, Cassels & Graydon LLP, counsel to the Canadian Borrower, and Jones Day, Dutch counsel to the Lenders, each in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date, and addressed to the Administrative Agent, the Issuing Banks and the Lenders;

(vii)                           a Compliance Certificate calculating the Total Leverage Ratio as of the Closing Date, after giving effect to the Transactions;

(viii)                        a solvency certificate from the chief financial officer of the Company (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit F;

(ix)                              stock or membership certificates, if any, evidencing the Equity Interests pledged pursuant to each Securities Pledge Agreement and undated stock or transfer powers related thereto duly executed in blank; in each case to the extent such pledged Equity Interests are certificated and to the extent required to be delivered hereunder on the Closing Date;

(x)                                 all required financing statements under the Uniform Commercial Code in form and substance satisfactory to the Administrative Agent; and

(xi)                              evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and all premiums thereon paid.

(b)                                 All fees and expenses required to be paid hereunder shall have been paid in full in cash (or arrangements satisfactory to the Administrative Agent shall have been made for payment of such amounts immediately upon the making of the initial Loans hereunder).

(c)                                  The Administrative Agent shall have received true and correct copies of recent UCC Lien and federal tax Lien searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties and such Lien searches shall reveal no Liens other than Permitted Liens.

(d)                                 All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, and all documentation evidencing or issued in connection with the foregoing shall have been paid in full (or shall be paid substantially contemporaneously herewith), the commitments thereunder terminated and all guarantees and security in support thereof confirmed, amended and restated or discharged and released, as applicable, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(e)                                  The Administrative Agent shall have received a notice setting forth the applicable deposit account of each Borrower (in each case, a “Funding Account”) to which the Lender is authorized by the applicable Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(f)                                   The Arrangers shall have received the Annual Financial Statements, together with (i) unaudited interim consolidated financial statements of the Company and its Subsidiaries for the fiscal quarters ending March 31, 2017 and June 30, 2017, and (ii) quarterly projected income statements, balance sheets and statements of cash flows for the Company and its Subsidiaries for the period beginning on September 30, 2017 and ending on December 31, 2018.

(g)                                  The Arrangers shall have received the Projections, together with a statement of sources and uses for the Transactions.

(h)                                 The Arrangers shall have received at least three Business Days prior to the Closing Date all documentation and other information reasonably requested in writing by it reasonably in advance of such date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(i)                                     Since December 31, 2016, there shall not have occurred a Material Adverse Effect.

(j)                                    There shall not exist any claim, action, suit, investigation, insolvency, injunction, litigation or proceeding (including, without limitation, member, shareholder or derivative litigation) which is pending or threatened in any court or before any arbitrator or Governmental Authority which relates to the financing contemplated hereby.

(k)                                 All governmental and material third party approvals and licenses (including any necessary shareholder, board and other corporate approvals) necessary in connection with the Transactions shall have been obtained and be in full force and effect, and a certificate of the Borrower’s Responsible Officer attaching copies of all such shareholder, board or other corporate consents and approvals required in connection with the execution, delivery and performance by each Borrower and the validity against each Borrower’s Loan Document to which it is a party, and such consents, licenses and approvals shall be in full force and effect.

(l)                                     The Administrative Agent shall have received a certificate from the Company’s Responsible Officer confirming the accuracy of the representations and warranties in the Loan Documents in all material respects and the absence of any Default or Event of Default on the Closing Date.

(m)                             in respect of each company incorporated in the United Kingdom whose shares are the subject of a Lien created pursuant to any Loan Document (a “UK Charged Company”), either:

(i)                                     a certificate from the Company’s Responsible Officer certifying that:

(A)                               it and each of its Subsidiaries have complied within the relevant timeframe with any notice they have received pursuant to Part 21A of the Companies Act 2006 from that UK Charged Company; and

(B)                               no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the United Kingdom Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the United Kingdom Companies Act 2006) of that UK Charged Company, which is certified by the Company’s Responsible Officer to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(ii)                                  a certificate from the Company’s Responsible Officer certifying that such UK Charged Company is not required to comply with Part 21A of the UK Companies Act 2006.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02.                          Conditions to All Borrowings.  The obligation of each Lender and each Issuing Bank to honor a Loan Notice or Letter of Credit Notice is subject to the following conditions precedent:

(a)                                 The representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) without duplication of materiality qualifiers on such date or such earlier date, as the case may be.

(b)                                 No Default shall exist or would result from any such Borrowing or the application of the proceeds therefrom.

(c)                                  The Administrative Agent shall have received a Loan Notice or Letter of Credit Notice in accordance with the requirements hereof.

(d)                                 In the case of a Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit to be denominated in an Alternate Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders (in the case of any Loans or Letters of Credit to be denominated in an Alternate Currency) would make it impracticable for such Borrowing or such issuance, amendment, renewal or extension of a Letter of Credit to be denominated in the relevant Alternate Currency.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) and each Letter or Credit Notice submitted to the Administrative Agent shall be deemed to be a representation and warranty that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Borrowing or issuance, extension, increase or renewal of a Letter of Credit.

ARTICLE V.

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01.                          Existence, Qualification, Compliance with Laws.  Each Loan Party and each of its Subsidiaries (excluding the Excluded Subsidiary) (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) with respect to each Loan Party, to execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where the ownership, lease or use of its assets, or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02.                          Authorization; No Contravention.  (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions on the Closing Date, have been duly authorized by all necessary corporate or other organizational action, and (b) neither the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party nor the consummation of the Transactions will (i) contravene, result in a default under, or require any consent or approval under, the terms of any of such Loan Party’s Organization Documents (other than consents and approvals that have been obtained and are in full force and effect), (ii) violate or result in a default or require any consent or approval under any Contractual Obligation or other document binding upon any Loan Party or its property or to which any Loan Party or its property is subject, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, (iii) result in the creation of any Lien upon any of the property or assets of such Loan Party under (A) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Person or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; (iv) result in any breach or contravention of any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject, except to the extent that such breach or contravention could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (v) violate any applicable Law.

Section 5.03.                          Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation on the Closing Date of the Transactions, except for (a) filings necessary to perfect the Liens on the Collateral granted under the Loan Documents, (b) approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, and (c) filings by the Loan Parties with the SEC in connection with their disclosure of this Agreement and the other Loan Documents.

Section 5.04.                          Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such

Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05.                          Financial Statements; No Material Adverse Effect; No Default.

(a)                                 The Annual Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 Since December 31, 2016, there has been no event or circumstance that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c)                                  The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries for the period beginning January 1, 2019 and for each fiscal year thereafter through 2022, copies of which have been furnished to the Administrative Agent prior to the Closing Date (collectively, the “Projections”), and all budgets delivered pursuant to Section 6.01(c) have been prepared in good faith on the basis of the assumptions stated therein which were believed to be reasonable at the time made.

(d)                                 No Default or Event of Default has occurred and is continuing.

(e)                                  The fiscal year end dates for the Company and its Subsidiaries are set forth on Schedule 5.05(e).

Section 5.06.                          Litigation.  There are no actions, suits, investigations, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries (excluding the Excluded Subsidiary) that would reasonably be expected to have a Material Adverse Effect.

Section 5.07.                          Ownership of Assets.  Each Loan Party and each of its Subsidiaries (excluding the Excluded Subsidiary) has marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property owned or used by it, free and clear of all Liens except for Permitted Liens and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08.                          Solvency.  The Company and its Subsidiaries on a consolidated basis (both on a basis including and excluding the Excluded Subsidiary) are, and the Company is, Solvent.  On the Closing Date and on each date of a Borrowing by any Designated Borrower, such Designated Borrower is Solvent.

Section 5.09.                          Taxes.  Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of their Subsidiaries (both on a basis including and excluding the Excluded Subsidiary) has timely filed all Federal, provincial, territorial, state, local, foreign and other tax returns required to be filed by it with a Governmental Authority responsible for the imposition, collection or administration of Taxes, and has timely paid all Federal, provincial, territorial, state, local, foreign and other Taxes required to have been paid by it, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  Except as permitted by Section 7.01(b), no tax Lien has been filed and is outstanding, and, to the knowledge of any Loan Party, no written claim is being asserted, with respect to any Tax.

Section 5.10.                          ERISA Compliance.

(a)                                 Except as set forth in Schedule 5.10(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)                                 (i) No ERISA Event has occurred within the five-year period prior to the date on which this representation is made or deemed made or to the knowledge of any Loan Party is reasonably expected to occur; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be in reorganization, insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)                                  No Loan Party and no Subsidiary of a Loan Party is or will be (i) an employee benefit plan subject to Title I of ERISA; (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of ERISA.

(d)                                 No Loan Party and no Affiliate thereof is or has at any time been an employer (for the purposes of Sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pensions Schemes Act 1993).

(e)                                  No Loan Party and no Affiliate thereof is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the United Kingdom Pensions Act 2004) such an employer.

(f)                                   For each Canadian Pension Plan and Canadian Benefit Plan, each Loan Party or Subsidiary will, in a timely fashion, comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements, collective bargaining agreements and all applicable Laws (including any fiduciary, funding, investment and administration obligations) except to the extent any such failure to comply or perform would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g)                                  All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan, Canadian Benefit Plan or Canadian MEPP, in each case with respect to amounts to be paid or remitted by or with respect to a Loan Party or Subsidiary, shall be paid or remitted by each Loan Party or Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements, collective bargaining agreements and all applicable Laws, except to the extent any such failure to remit or pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h)                                 No Loan Party or Subsidiary maintains or contributes to, or has any liability to, or under, any Canadian Defined Benefit Plan, except as consented to in writing by the Administrative Agent.

Section 5.11.                          Subsidiaries.  As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Company and each of its Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable.  All Equity Interests owned by any Loan Party or its Subsidiaries (excluding any Equity Interests owned by the Excluded Subsidiary) are owned free and clear of Liens.  As of the Closing Date, Schedule 5.11 sets forth the name and jurisdiction of organization of the Company and of each Subsidiary of the Company, and the ownership of each Subsidiary of the Company.

Section 5.12.                          Margin Regulations; Investment Company Act.  No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation T, U or X issued by the FRB. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13.                          Disclosure.  None of the information and data furnished in writing by or on behalf of any Loan Party to any Agent, any Issuing Bank or any Lender on or before the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; provided that with respect to the Projections, the budgets, and any other projections or forward-looking information delivered hereunder, the Loan Parties make only the representations set forth in Section 5.05(c).

Section 5.14.                          Intellectual Property; Licenses. etc.  Each Loan Party and its Subsidiaries (excluding the Excluded Subsidiary) have good and marketable title to, or a valid license or (to the knowledge of any Loan Party) right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “Intellectual Property”) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of any Loan Party, the operation of the respective businesses of the Loan Parties or any of their Subsidiaries (excluding the Excluded Subsidiary) as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any Intellectual Property is pending or, to the knowledge of the any Loan Party, threatened against any Loan Party or any such Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15.                          Insurance.  The Loan Parties and their Subsidiaries and their properties are insured with insurance companies and in amounts that satisfy the requirements of Section 6.07.  All such insurance is in full force and effect, all premiums are paid current and no notices of termination for any required policy has been received.

Section 5.16.                          Use of Proceeds.  The proceeds of the Loans shall not be used, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

Section 5.17.                          USA PATRIOT Act.  Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including  the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”).

Section 5.18.                          Sanctions.  Each Loan Party, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with applicable Sanctions. Neither any Loan Party, any of its Subsidiaries or any of their respective directors, officers or employees is a Sanctioned Person.

Section 5.19.                          Anti-Corruption.  Each Loan Party and each of its Subsidiaries has conducted its businesses in compliance with United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Laws.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United Kingdom Bribery Act 2010 or the United States Foreign Corrupt Practices Act of 1977, each as amended.

Section 5.20.                          Representations as to the UK Borrower.  Each of the Company and the UK Borrower represent and warrant to the Administrative Agent and the Lenders that:

(a)                                 The UK Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively, the “Applicable UK Borrower Documents”), and the execution, delivery and performance by the UK Borrower of the Applicable UK Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither the UK Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which the UK Borrower is organized and existing in respect of its obligations under the Applicable UK Borrower Documents.

(b)                                 The Applicable UK Borrower Documents are in proper legal form under the Laws of the jurisdiction in which the UK Borrower is organized and existing for the enforcement thereof against the UK Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable UK Borrower Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable UK Borrower Documents that the Applicable UK Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which the UK Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable UK Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable UK Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)                                  There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which the UK Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable UK Borrower Documents or (ii) on any payment to be made by the UK Borrower pursuant to the Applicable UK Borrower Documents, except as has been disclosed to the Administrative Agent.

(d)                                 For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulations”), the centre of main interest (as that term is used in Article 3(l) of the Regulations) of a Loan Party incorporated in an EEA Member Country is situated in its country of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulations) in any other jurisdiction.

(e)                                  The choice of governing law of the Applicable UK Borrower Documents will be recognized and enforced in each Relevant Jurisdiction.

(f)                                   Any judgment obtained in relation to an Applicable UK Borrower Document in the jurisdiction of the governing law of such Applicable UK Borrower Document will be recognized and enforced in each Relevant Jurisdiction.

(g)                                  The execution, delivery and performance of the Applicable UK Borrower Documents executed by the UK Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which the UK Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in this clause (ii) shall be made or obtained as soon as is reasonably practicable).

Section 5.21.                          Securities Pledge Agreement.  Subject to the provisions of Section 6.19, each Securities Pledge Agreement is in full force and effect and creates, in favor of the Administrative Agent for the benefit of the Lenders and the secured parties, legal, valid and enforceable liens on, and first perfected security interests in, all rights of the applicable pledgors in and to the Collateral and all necessary deliveries of original Collateral and all necessary filings have been duly made in all appropriate public offices (or will, subject to the provisions of Section 6.19 hereof, be made on the Closing Date) so that upon such delivery or upon recordation of such filings, the Liens created by each Securities Pledge Agreement will constitute first-priority perfected security interests in all the rights of the pledgors and to the Collateral described therein, prior and superior to all other Liens, except the Liens permitted by Sections 7.01(b) and (g) hereof.

Section 5.22.                          Dormant Subsidiaries.  Each Dormant Subsidiary has de minimis assets and de minimis liabilities and has not conducted or engaged in any trade or business activity during the last year other than de minimis trade and business activities.

Section 5.23.                          EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

ARTICLE VI.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each of its Subsidiaries (excluding the Excluded Subsidiary unless otherwise expressly noted) to:

Section 6.01.                          Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a)                                 (i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company and its Subsidiaries, a copy of the consolidated (prepared on a basis both including and, as to the income statement only, excluding the Excluded Subsidiary) balance sheets of the Company as of the end of such fiscal year and the related consolidated (prepared on a basis both including and, as to the income statement only, excluding the Excluded Subsidiary) statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited (as to such consolidated financial statements including the Excluded Subsidiary) and accompanied by a report and opinion of an independent certified public accounting firm reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (except for such a qualification or exception arising solely from the current scheduled maturity of the Loans) or any qualification or exception as to the scope of such audit and (ii) copies of all management letters and reports prepared by such accountants;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of the Company and its Subsidiaries, the consolidated (prepared on a basis both including and, as to the income statement only, excluding the Excluded Subsidiary) unaudited balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter and the consolidated (prepared on a basis both including and, as to the income statement only, excluding the Excluded Subsidiary) unaudited statements of income and shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the current budget and cumulative figures for the previous period (previous comparable fiscal quarter and previous comparable fiscal year to date), all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries (both on a basis including and, as to the income statement only, excluding the Excluded Subsidiary) in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes), together with management’s discussion and analysis describing results of operations; and

(c)                                  within 30 days after the beginning of each fiscal year (beginning with the fiscal year ending December 31, 2018), a reasonably detailed consolidated quarterly budget of the Company and its Subsidiaries (prepared on a basis excluding the Excluded Subsidiary) for such fiscal year prepared in a manner consistent with past practices of the Company, which budget shall include a projected statement of income and state the assumptions applicable thereto;

All financial statements required to be delivered pursuant to Sections 6.01(a) and (b) shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except for changes approved by the Administrative Agent or required by the independent certified public accountants certifying such statements and disclosed therein).

Section 6.02.                          Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b)                                 with respect to any Single Employer Plan adopted or amended by a Loan Party on or after the Closing Date, any determination letters received from the Internal Revenue Service with respect to the qualification of such Single Employer Plan, as initially adopted or amended under Section 401(a) of the Code;

(c)                                  promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiaries (including the Excluded Subsidiary), or any audit of any of them;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, including without limitation, any consolidating financial statements of the Company and its Subsidiaries and/or separate income statement of the Excluded Subsidiary filed with the SEC and included as part of any 8-K, press release or other filing, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e)                                  promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any of its Subsidiaries (including the Excluded Subsidiary), or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender, each Issuing Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon written request by the Administrative Agent, the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and each Issuing Bank until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, at the Administrative Agent’s request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender and each Issuing Bank shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Company acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company or any of its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Company hereby agrees that, so long as at any time it shall be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, including as a voluntary filer, or shall otherwise have outstanding any publicly traded securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum; shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Agents, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its Subsidiaries or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the

Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 6.03.                          Notices.  Promptly after a Responsible Officer obtains knowledge thereof, give written notice to the Administrative Agent for prompt further distribution to the Lenders of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any dispute, litigation, investigation of which any Loan Party has knowledge or proceeding between any Loan Party or any of its Subsidiaries (including the Excluded Subsidiary) and any arbitrator or Governmental Authority or the filing or commencement of, or any material development in, any litigation, investigation or proceeding affecting any Loan Party or any such Subsidiary, or in respect of any of its properties, or rights with respect thereto, any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Law, except in each of the foregoing cases as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c)                                  promptly after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary (including the Excluded Subsidiary) thereof; and

(d)                                 the following events, as soon as possible and in any event within 15 days after any Loan Party knows thereof:  (i) the occurrence or imminent occurrence of any Reportable Event with respect to any Plan, (ii) the institution of proceedings or the taking or imminent taking of any other action by PBGC or a Loan Party to terminate, withdraw or partially withdraw from any Plan, (iii) the reorganization or insolvency of any Multiemployer Plan, (iv) any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any Loan Party or any Subsidiary thereof, or (v) the receipt by a Loan Party or any Subsidiary thereof of a Financial Support Direction or a Contribution Notice from the Pensions Regulator; and, in addition to such notice, deliver to the Administrative Agent whichever of the following may be applicable:  (A) a certificate of a Responsible Officer of the Company setting forth details as to such Reportable Event and the action that the Company proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, or (C) any notice of the reorganization or insolvency of a Multiemployer Plan received by the any Loan Party; or

(e)                                  any other event, circumstance or situation (or series thereof) that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Company (x) identifying the clause of this Section 6.03 which such notice is being delivered pursuant to (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

Section 6.04.                          Payment of Obligations.  (a) With respect to the Company and each of its Subsidiaries (including the Excluded Subsidiary), timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)                                 Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, all of its Indebtedness and other material obligations of whatever nature (subject to applicable subordination provisions); except in each case to the extent that (i) any such Indebtedness or obligations are being contested in good faith and adequate reserves with respect thereto have been established in accordance with GAAP or (ii) the failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.05.                          Preservation of Existence, etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted pursuant to Article VII.

(b)                                 Take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.06.                          Maintenance of Properties.  Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07.                          Maintenance of Insurance.  With respect to the Company and each of its Subsidiaries (including the Excluded Subsidiary), maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M.  Best Company insurance in such amounts (with no greater risk retention) and against such risks (including property; theft; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Company will furnish to the Administrative Agent, upon its request, information in reasonable detail as to the insurance so maintained.

Section 6.08.                          Compliance with Laws and Organization Documents.  Comply in all material respects with its Organization Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, and obtain and maintain all Governmental Approvals as shall now or hereafter be necessary under all applicable Laws, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to result in a Default Event of Default or to have a Material Adverse Effect.

Section 6.09.                          Books and Records.  Maintain books of record and account in which entries are true, complete and correct in all material respects and are in conformity with GAAP applied on a consistent basis and with the applicable requirements of all Governmental Authorities having jurisdiction over any Loan Party or any of its Subsidiaries, which books of record and account evidence all material financial transactions and matters involving the assets and business of each Loan Party and each of their respective Subsidiaries (including without limitation, the Excluded Subsidiary so long as it is a part of the consolidated group of the Company for financial reporting purposes).

Section 6.10.                          Right to Inspect.  Permit representatives and independent contractors of any Agent or Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, no Agent or Lender shall exercise inspection rights under this subsection (a) more often than two times during any calendar year absent the existence of an Event of Default; provided, further, that when an Event of Default exists, any Agent or Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice.  Any Lender may accompany an Agent in connection with any inspection or visit pursuant to this Section 6.10 at such Lender’s expense.  So long as no Event of Default shall have occurred and be continuing the Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.11.                          Employee Plans.  (a)  For each pension, profit-sharing and stock bonus Plan adopted by a Loan Party that is intended to be a qualified Plan within the meaning of Section 401(a) of the Tax Code, (i) use commercially reasonable efforts to seek and receive determination letters from the Internal Revenue Service to the effect that such Plan is qualified within the meaning of Section 401(a) of the Tax Code or ensure that such Plan is entitled to rely on an opinion letter obtained by the pre-approved plan sponsor of a prototype plan document; and (ii) from and after the date of adoption of any pension, profit-sharing and stock bonus Plan, cause such Plan to be qualified within the meaning of Section 401(a) of the Tax Code and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Tax Code, except to the extent any such failure to comply with this clause (ii) would not reasonably be expected to have a Material Adverse Effect.

(b)                                 To the extent applicable, shall ensure that all pension schemes operated by or maintained for the benefit of members of the Loan Parties, their Affiliates and/or any of their employees are fully funded based on the statutory funding objective under Sections 221 and 222 of the United Kingdom Pensions Act 2004 and that no action or omission is taken by any Loan Party or any Affiliate thereof in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme).

(c)                                  To the extent applicable, shall ensure that no Loan Party or any Affiliate thereof is or has been at any time an employer (for the purposes of Sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 or 43 of the United Kingdom Pensions Act 2004) such an employer.

(d)                                 To the extent applicable, shall ensure that all Canadian Pension Plans and Canadian Benefit Plans will be in compliance with and will perform in all material respects all of their obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements, collective bargaining agreements, and all applicable Laws (including any fiduciary, funding, investment and administration obligations) except to the extent any such failure to comply or perform would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e)                                  To the extent applicable, shall ensure that all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan, Canadian Benefit Plan or Canadian MEPP in each case with respect to amounts to be paid or remitted by or with respect to a Loan Party or Subsidiary, shall be paid or remitted in a timely fashion in accordance with the terms thereof, any funding agreements, collective bargaining agreements and all applicable Laws except to the extent any such failure to remit or pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect

Section 6.12.                          Approvals and Authorizations.  Maintain all material authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which any Designated Borrower is organized and existing, and all material approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

Section 6.13.                          Cash Management.  The Company will at all times maintain, and will cause its Domestic Subsidiaries to at all times maintain, their principal deposit accounts and their cash management business with Citizens consistent with the Company’s recent practices, subject to the terms of the Investment Policy.

Section 6.14.                          Immaterial Subsidiaries.  If, as of any date of determination, all Immaterial Subsidiaries, together with their respective subsidiaries, account for more than 5% of the total assets determined on a consolidated basis in accordance with GAAP, 5% of Adjusted Consolidated EBITDA or 5% of the consolidated revenues, in each case of the Company and its Subsidiaries for the period of four consecutive fiscal quarters immediately preceding the date of determination, then the Company shall so notify the Administrative Agent, and shall, within 15 days of such notice, redesignate Immaterial Subsidiaries as material Subsidiaries so that all Immaterial Subsidiaries and their respective Subsidiaries comply with the proviso to the definition of “Immaterial Subsidiary”.  Furthermore, if at any date of determination, an Immaterial Subsidiary that would be the subject of an Event of Default under Section 8.01(e), (f), (g) or (h) but for the exceptions set forth in each such Section, when such Immaterial Subsidiary’s assets, Adjusted Consolidated EBITDA and revenues are aggregated with the assets, Adjusted Consolidated EBITDA and revenues, as applicable, of each other Immaterial Subsidiary that would be the subject of such same Event of Default under 8.01(e), (f), (g) or (h), as applicable, but for the exception set forth in such Section, such aggregated assets, aggregated Adjusted Consolidated EBITDA or aggregated revenues for the period of four consecutive fiscal quarters immediately preceding the date of determination account for more than 5% of the total assets determined on a consolidated basis in accordance with GAAP, 5% of Adjusted Consolidated EBITDA or 5% of the consolidated revenues, in each case of the Company and its Subsidiaries for such period, then none of such Subsidiaries shall constitute Immaterial Subsidiaries.

Section 6.15.                          Covenant to Give Security.  At the Company’s expense, the Company shall take all action necessary or reasonably requested by the Administrative Agent to ensure that all Obligations have been secured by a first-priority (except as to the Liens permitted by Sections 7.01(b) and (g) hereof) security interest in all Equity Interests of each Domestic Subsidiary and each Foreign Subsidiary, in each case that is not an Excluded Group Member Subsidiary (and, in each case, other than the Excluded Subsidiary (and any Subsidiary thereof) or Dormant Subsidiary), all non-voting Equity Interests of each first-tier Excluded Group Member Subsidiary, excluding any Dormant Subsidiary, 65% of the voting Equity Interests of each first-tier Excluded Group Member Subsidiary (within the meaning of Section 1.956-2(c)(2) of the Treasury Regulations, and taking into account all other pledges of the voting Equity Interests of such Excluded Group Member Subsidiary), excluding any Dormant Subsidiary.  In furtherance of the foregoing provisions of this Section 6.15, within thirty (30) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the formation or acquisition of any new direct or indirect Domestic Subsidiary, or any Subsidiary becoming a Domestic Subsidiary (other than any Domestic Subsidiaries that are direct or indirect Subsidiaries of an Excluded Group Member Subsidiary), the Company shall:

(a)                                 cause each Subsidiary that is required to become a party to a Securities Pledge Agreement (as determined under the preceding provisions of this Section 6.15) to duly execute and deliver to the Administrative Agent a joinder to such applicable Securities Pledge Agreement or to execute and deliver such other pledge agreements and documents, in each case as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent, and, with respect to any pledgor under any Securities Pledge Agreement, granting first-priority (except as to the Liens permitted by Sections 7.01(b) and (g) hereof) Liens on the Collateral;

(b)                                 do the following, or cause each Domestic Subsidiary that is required to become a pledgor and each direct or indirect parent of such applicable Domestic Subsidiary to (i) deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the this Section 6.15, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law); and (ii) to take whatever action (including the filing of Uniform Commercial Code financing statements) that may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid first-priority Liens on the Collateral, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Promptly upon reasonable request by the Administrative Agent or as may be required by applicable Law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 6.16.                          Distributions to the Company.  Cause Subsidiaries of the Company (other than CRA Security), to the extent permitted by applicable Law, to distribute and dividend to the Company amounts as necessary from time to time to timely pay all Obligations hereunder and under the other Loan Documents as and when due.  The Company shall cause CRA Security to liquidate and to distribute all or substantially all of its assets to the Company in the event that such assets and amounts are necessary to timely pay all Obligations hereunder and under the other Loan Documents as and when due.

Section 6.17.                          Anti-Corruption Laws.  Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 6.18.                          People with Significant Control Regime.

(a)                                 Within the relevant timeframe, comply (and cause each of its Subsidiaries to comply) with any notice it receives pursuant to Part 21A of the United Kingdom Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Lien created pursuant to a Loan Document; and

(b)                                 Promptly provide the Administrative Agent with a copy of that notice.

Section 6.19.                          Post-Closing Actions.  Satisfy, or cause the Subsidiaries of the Company (as applicable) to satisfy, each of the following requirements on or before the date specified below (or such later date to be determined by the Administrative Agent in its sole discretion):

(a)                                 On or before the 30th day following the Closing Date, the Company shall (i) execute and deliver, and cause each applicable Subsidiary to execute and deliver, Securities Pledge Agreements  in form and substance reasonably satisfactory to the Administrative Agent pursuant to which first-priority (except as to Liens permitted by Sections 7.01(b) and (g)) Liens on all non-voting Equity Interests and 65% of the voting Equity Interests of the Dutch Borrower are pledged to the Administrative Agent, (ii) amend the Organization Documents of the Dutch Borrower to permit the pledge of Equity Interests of the Dutch Borrower, in a manner reasonably satisfactory to the Administrative Agent, and (iii) file or cause to be filed all Uniform Commercial Code financing statements (or similar local law filings) and take or cause to be taken all other actions (including, without limitation, the delivery to the Administrative Agent of a customary legal opinion letter with respect to the foregoing pledge of Equity Interests of the Dutch Borrower) as are necessary in the reasonable opinion of the Administrative Agent in connection with the foregoing pledges of Equity Interests.

ARTICLE VII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, each Loan Party shall not, nor shall any Loan Party permit any of its Subsidiaries (excluding the Excluded Subsidiary unless otherwise expressly noted), to:

Section 7.01.                          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens existing on the date hereof and set forth on Schedule 7.01(a);

(b)                                 Liens for Taxes that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(c)                                  statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, or other Liens imposed by Law so long as, in each case, such Liens arise in the ordinary course of business for sums not yet delinquent or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 (i) deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to a Loan Party or any of its Subsidiaries (excluding the Excluded Subsidiary);

(e)                                  deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)                                   easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of a Loan Party or any of its Subsidiaries, or the use of the property for its intended purpose;

(g)                                  Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h);

(h)                                 (i) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within 90 days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness;

(i)                                     Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(j)                                    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by a Loan Party or any of its Subsidiaries in the ordinary course of business;

(k)                                 non-exclusive licenses or sublicenses of intellectual property rights granted by the Loan Parties or any Subsidiary in the ordinary course of business, and the interests of licensors under licenses of intellectual property granted to any Loan Party or Subsidiary in the ordinary course of business;

(l)                                     Liens on specific real or specific tangible personal property (other than inventory and excluding in any event, cash (other than as identifiable proceeds of such specific tangible real and such specific tangible personal property), intellectual property and accounts receivable) acquired in a Permitted Acquisition or in any acquisition made as an Investment permitted by Section 7.02(l) securing Indebtedness permitted under Section 7.03(h) or other obligations not prohibited to be assumed in the Permitted Acquisitions in an aggregate principal amount outstanding at any time for all such obligations not exceeding $2,500,000, provided such Liens were not created in contemplation of such Permitted Acquisition or Investment and do not extend to any assets other than those of the Person merged into or consolidated with or whose assets were acquired, and, to the extent such Liens secure Indebtedness, such Indebtedness is permitted under Section 7.03(h);

(m)                             Liens on Collateral created pursuant to any Loan Document; and

(n)                                 other Liens in favor of non-Affiliates on specific assets other than the Collateral (and not consisting of all-asset “blanket” Liens) securing an amount not exceeding $500,000 outstanding at any time.

Section 7.02.                          Investments.  Make or hold any Investments, except:

(a)                                 Investments by a Loan Party or any of its Subsidiaries in assets that are Cash Equivalents;

(b)                                 loans or advances to current or prospective employees or consultants of the Company for bona fide, ordinary business purposes;

(c)                                  Investments consisting of extensions of credit in the nature of accounts receivable in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business to the extent reasonably necessary to prevent loss;

(d)                                 Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(e)                                  Guarantees (including deposits to secure and support the foregoing) by the Company or any of its Subsidiaries of leases (other than Capitalized Leases) or of other contractual obligations of the Company and its Subsidiaries (excluding the Excluded Subsidiary) that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(f)                                   (i)  Investments by the Company and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Company or any of its Subsidiaries in any Subsidiary all of whose Equity Interests are pledged to the Administrative Agent in accordance with the applicable Securities Pledge Agreements, and (iii) provided that no Event of Default is continuing at the time of the making thereof or could reasonably be expected to result therefrom, additional Investments by the Company or any of its Subsidiaries in other wholly-owned Subsidiaries of the Company (excluding the Excluded Subsidiary and each Dormant Subsidiary);

(g)                                  Guarantees permitted by Section 7.03;

(h)                                 (i) Investments existing on the Closing Date in the Company and in its Subsidiaries, and (ii) other Investments existing on the Closing Date as set forth on Schedule 7.02(h) hereto;

(i)                                     Permitted Acquisitions and lateral hires of individual employees and consultants;

(j)                                    Investments by the Company and its Subsidiaries in accordance with the Company’s “Investment Policy” as approved (or revised) by its board of directors (or the audit committee thereof) from time to time (the “Investment Policy”) (a copy of which Investment Policy as in effect on the date hereof has been delivered to the Administrative Agent prior to the date hereof, and the Company covenants to notify the Administrative Agent of any such revision before such revision by the Company’s board of directors (or the audit committee thereof));

(k)                                 (i) Investments by any Designated Borrower or any other Loan Party in the Company, and (ii) Investments by any Subsidiary that is not a Loan Party in the Company, any Designated Borrower or any other Loan Party, provided that such applicable parties have executed and delivered to the Administrative Agent, with respect to each such Investment that constitutes Indebtedness owed by a Loan Party, an intercompany subordination agreement in form and substance satisfactory to the Administrative Agent, and further provided that any Investment by the Excluded Subsidiary in the Company, any Designated Borrower or any other Loan Party shall not be made in the form of Indebtedness; and

(l)                                     other Investments not contemplated by the above provisions that do not exceed $10,000,000 in the aggregate at any time outstanding.

Section 7.03.                          Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:

(a)                                 Indebtedness arising under the Loan Documents;

(b)                                 Indebtedness existing on the date hereof set forth on Schedule 7.03(b) and any Permitted Refinancing thereof;

(c)                                  Guarantees by a Loan Party and its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of a Loan Party and its Subsidiaries;

(d)                                 Indebtedness reflecting Investments in the form of loans or advances to the extent permitted under Section 7.02(f), (h), (k) or (l), provided that any such Indebtedness owed by a Loan Party shall be subject to the intercompany subordination agreement referenced in Section 7.02(k) hereof;

(e)                                  (i) Capitalized Leases and purchase money obligations of any Loan Party and its Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within 90 days after the applicable acquisition, construction, repair, replacement or improvement, (ii) provided that the aggregate principal amount of Indebtedness at any one time outstanding shall not exceed $5,000,000;

(f)                                   Indebtedness in respect of Swap Contracts designed to hedge against any Loan Party’s or any of its Subsidiaries’ exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business for the purpose of mitigating risks relating to liabilities, investments, commitments or assets held by such Person and not for speculative purposes;

(g)                                  Indebtedness to current or former officers, directors, managers and employees, their respective estates, spouses or former spouses to finance the simultaneous purchase or redemption of Equity Interests of the Company permitted by Section 7.06;

(h)                                 Indebtedness of a Person that becomes a Subsidiary of the Company after the date hereof in connection with a Permitted Acquisition or an acquisition made as an Investment permitted by Section 7.02(l); provided that such Indebtedness is existing at the time such Person becomes a Subsidiary of the Company, was not incurred solely in contemplation of such Person’s becoming a Subsidiary of the Company, and is unsecured except as otherwise permitted by Section 7.01(l);

(i)                                     to the extent any of the following constitute Indebtedness, deferred purchase price payment obligations, purchase price adjustments, contingent consideration payments, earn-outs and similar obligations in connection with Permitted Acquisitions or an acquisition made as an Investment permitted by Section 7.02(l) and deferred payment obligations in connection with lateral hires of individual employees and consultants;

(j)                                    Indebtedness in respect of surety bonds, performance bonds and other similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries; and

(k)                                 other unsecured Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

Section 7.04.                          Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)                                 (i) any Subsidiary (excluding the Excluded Subsidiary) may merge with the Company or any Domestic Subsidiary that is a Loan Party, provided the Company or such Loan Party is the surviving Person, (ii) any Domestic Subsidiary that is not a Loan Party may merge or consolidate with any other Domestic Subsidiary of the Company all of whose Equity Interests are pledged to the Administrative Agent in accordance with the applicable Securities Pledge Agreement, provided that when a wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the surviving Person, (iii) any Foreign Subsidiary may merge with any Designated Borrower, provided that such Designated Borrower is the surviving Person, (iv) any Foreign Subsidiary (other than any Designated Borrower Borrower) that is a Loan Party may merge with any other Loan Party, provided that if it merges into a Loan Party that is a Domestic Subsidiary, such Domestic Subsidiary shall be wholly-owned by the Company and shall be the surviving Person and (v) any Foreign Subsidiary that is not a Loan Party may merge with any other Subsidiary of the Company (excluding the Excluded Subsidiary and CRA Security), provided if it merges into a Domestic Subsidiary, such Domestic Subsidiary shall be wholly-owned by the Company and shall be the surviving Person;

(b)                                 (i) any Subsidiary of the Company may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Company or to any Domestic Subsidiary that is a Loan Party, (ii) any Domestic Subsidiary that is not a Loan Party may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any other Domestic Subsidiary of the Company all of whose Equity Interests are pledged to the Administrative Agent in accordance with the applicable Securities Pledge Agreement, (iii) any Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any Designated Borrower, (iv) any Foreign Subsidiary (other than any Designated Borrower) that is a Loan Party may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any other Loan Party and (v) provided that no Event of Default is continuing or could reasonably be expected to result therefrom any Foreign Subsidiary that is not a Loan Party may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any wholly-owned Subsidiary of the Company (excluding the Excluded Subsidiary and CRA Security); and

(c)                                  Investments permitted by Section 7.02 and Dispositions permitted by Section 7.05.

Section 7.05.                          Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                 Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(b)                                 Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of other similar replacement property used or useful in the business of the Company and its Subsidiaries (excluding the Excluded Subsidiary) or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions permitted by Sections 7.02, 7.04 and 7.06;

(e)                                  Dispositions of Cash Equivalents in the ordinary course of business;

(f)                                   leases, subleases, licenses or sublicenses of real property and Intellectual Property, in each case in the ordinary course of business and which do not materially interfere with the business of the Company and its Subsidiaries;

(g)                                  provided no Event of Default has occurred and is continuing, Dispositions of property not otherwise permitted under this Section 7.05 and which are not otherwise prohibited by the other terms and conditions of this Agreement in an aggregate amount not exceeding $10,000,000 during the term of this Agreement;

(h)                                 Disposition of all of any portion of its Investment in, or the assets of, the Excluded Subsidiary;

(i)                                     the unwinding of any Swap Contract in the ordinary course of business; and

(j)                                    Dispositions of assets (i) from any Subsidiary to the Company, (ii) from any Domestic Subsidiary which is not a Loan Party to any wholly-owned Domestic Subsidiary and (iii) from any Foreign Subsidiary which is not a Loan Party to another Subsidiary.

Section 7.06.                          Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)                                 (i) each Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made;

(b)                                 the Company and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)                                  the Company may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company held by any future, present or former officer, employee, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Company or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee, manager or consultant equity plan, employee or manager stock option plan or any other employee, director or consultant benefit plan or any agreement with any officer, employee, manager or consultant of the Company or any of its Subsidiaries;

(d)                                 so long as no Event of Default shall have occurred and be continuing or result therefrom, including on a Pro Forma Basis after giving effect thereto, the Company may pay dividends and distributions on account of its Equity Interests (other than Disqualified Equity Interests) and may repurchase shares of its Equity Interests (other than Disqualified Equity Interests).

Section 7.07.                          Change in Nature of Business.  Engage in any line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Closing Date or any business substantially related thereto.

Section 7.08.                          Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of a Loan Party, whether or not in the ordinary course of business, other than (i) transactions on terms not materially less favorable, when taken as a whole, to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; (ii) transactions between or among any of the Company and its Subsidiaries not prohibited by this Agreement; (iii) Restricted Payments permitted under Section 7.06 and (iv) Investments constituting loans to individual employees and consultants permitted under Section 7.02(b) and the forgiveness of any such loans.

Section 7.09.                          Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Credit Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that (i) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(e) or Section 7.03(h) but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof and permit the Liens securing the Obligations without restriction, or (ii) are customary restrictions on or contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto.

Section 7.10.                          Use of Proceeds.  Use the proceeds of any Borrowing, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

Section 7.11.                          Fiscal Year.  Make any change in its fiscal year.

Section 7.12.                          Organization Documents.  Terminate, amend, modify (including electing to treat any Equity Interest pledged to the Administrative Agent pursuant to the Loan Documents as a “security” under Section 8-103 of the UCC) or change any of its Organization Documents other than any such amendments, modifications or changes which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 7.13.                          Financial Covenants.

(a)                                 Minimum Interest Coverage Ratio.  Permit the Interest Coverage Ratio to be less than 2.50:1.00 for any Test Period ending on or after September 30, 2017.

(b)                                 Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio at any time after the Closing Date during any Test Period ending on or after September 30, 2017 to be greater than 3.00:1.00.

Section 7.14.                          Anti-Terrorism Laws.  Conduct, deal in or engage in or permit any Affiliate or agent of a Loan Party within its control to conduct, deal in or engage in any of the following activities:  (i) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA PATRIOT Act.  The Company shall deliver to Administrative Agent and Lenders any certification or other evidence reasonably requested from time to time by Administrative Agent, confirming Borrower’s compliance with this Section 7.14.

Section 7.15.                          Dormant Subsidiaries.  Permit any Dormant Subsidiary to have any assets other than de minimis assets, to have any liabilities other than de minimis liabilities, or to conduct or engage in any trade or business other than de minimis trade and business activities.  Upon its deregistration and/or dissolution, the Company will not permit any Dormant Subsidiary to transfer any assets (other than de minimis assets) to a Person other than the holder of all of its Equity Interests or as otherwise permitted pursuant to Section 7.04(b) hereof.

Section 7.16.                          Canadian Pension Plans.  The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent, or (b) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to or has any liability in respect of any Canadian Defined Benefit Plan, or at any time in the five-year period preceding such acquisition has sponsored, administered, maintained, or contributed to a Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent.

ARTICLE VIII.

Events of Default and Remedies

Section 8.01.                          Events of Default.  Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a)                                 Non-Payment.  A Loan Party fails to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan made to it or, in the case of the Company, guaranteed by it, or (ii) within three Business Days after the same becomes due, any interest on any Loan made to it or, in the case of the Company, guaranteed by it or any other amount payable hereunder by such Loan Party or with respect to any other Loan Document; or

(b)                                 Specific Covenants.  Any Loan Party or any Subsidiary fails to perform or observe any term, covenant or agreement applicable to it contained in any of Sections 6.01, 6.02, 6.03, 6.05(a), 6.07 (as to maintenance of adequate insurance), 6.10, 6.14, 6.16 or 6.19 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part required to be performed or observed by it and such failure continues for 30 days after receipt by the Borrowers of written notice thereof from the Administrative Agent; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect (without duplication of materiality qualifiers in the case of those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality) when made or deemed made; or

(e)                                  Cross-Default.  Any Loan Party or any Subsidiary (other than the Excluded Subsidiary or an Immaterial Subsidiary) (1) fails to make any payment prior to the expiration of any applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder) or (2) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)                                   Insolvency Proceedings, etc.  (i) Any Loan Party or any Subsidiary (other than the Excluded Subsidiary or an Immaterial Subsidiary) (A) files, issues, institutes or consents to the filing, issuing or institution of any petition, procedure or proceeding under or to take advantage of any Insolvency Law, (B) makes an assignment for the benefit of creditors or initiates or enters into a composition, compromise or arrangement with any of its creditors, (C) applies for or consents to the appointment of any receiver, trustee, examiner, compulsory manager, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property, or (D) is adjudicated as insolvent; or (ii) any receiver, trustee, examiner, compulsory manager, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed over any Loan Party or any Subsidiary (other than the Excluded Subsidiary or an Immaterial Subsidiary) without the application or consent of such Person and in the case of such an appointment under the laws of the United States, the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any petition, procedure or proceeding under any Insolvency Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and either (A) in the case of any winding-up petition under the laws of the United Kingdom which is frivolous or vexatious is not stayed or dismissed within 14 days of commencement, (B) in the case of any petition, procedure under the laws of the United States continues undismissed or unstayed for 60 calendar days, or (C) an order for relief is entered in any such proceeding or with respect to any such petition; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary (other than the Excluded Subsidiary or an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, is deemed to or declared to be unable to pay its debts under applicable Law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any Subsidiary (other than the Excluded Subsidiary or an Immaterial Subsidiary), and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary (other than the Excluded Subsidiary or an Immaterial Subsidiary) a final judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 30 consecutive days; or

(i)                                     ERISA; Pensions.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien against the property of any Loan Party, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount exceeding an amount that could reasonably be expected to result in a Material Adverse Effect, (iii) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Loan Party or any of its Subsidiaries, or (iv) any Loan Party or Subsidiary establishes, maintains, sponsors, contributes to or otherwise incurs or assumes liability or obligations in respect of a Canadian Defined Benefit Plan without the prior written consent of the Administrative Agent, or

(j)                                    Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or any Loan Party or any Subsidiary contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Collateral.  Any Securities Pledge Agreement or other Loan Document after delivery thereof shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted hereunder) cease to create, or any Lien purported to be created by any Loan Document shall be asserted in writing by any Loan Party or pledgor not to be, a valid and perfected lien, with the priority required by the Loan Documents (or other security purported to be created on the applicable Collateral) on and security interest in the Collateral purported to be covered thereby, subject to Liens permitted under Sections 7.01(b) and (g); or

Section 8.02.                          Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders take any or all of the following actions;

(a)                                 declare the Commitments of each Lender and any obligation of each Issuing Bank to issue, amend or increase Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;

(c)                                  require that the Company Cash Collateralize the LC Exposure (in an amount equal to 105% of the then outstanding amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the Commitments of each Lender shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03.                          Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations from each Borrower with respect to Loans and other extensions of credit hereunder made to such Borrower shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts but (including fees and fees and expenses of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and LC Participation Fees) payable to the Lenders (including fees and expenses of counsel to the respective Lenders and the Issuing Banks and amounts payable under Article III) ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, unreimbursed LC Disbursements and other Obligations and LC Participation Fees ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed LC Disbursements, the Obligations under Secured Hedge Agreements and Cash Management Obligations, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize 105% of that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.13; and

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

For the avoidance of doubt, the application of any amount received from any Designated Borrower on account of its Obligations shall be applied solely to its Obligations and the Obligations of the other Designated Borrowers in a manner consistent with Section 2.16.  Subject to Section 2.13, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

Administrative Agent and Other Agents

Section 9.01.            Appointment and Authority of the Administrative Agent.  (a)                      Each Lender hereby irrevocably appoints Citizens, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX (other than Sections 9.09 and 9.11) are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as a third party beneficiary of any such provision.  This Agreement does not give rise now or in the future to an agency or partnership relationship between any Loan Party and any Agent or any of their respective Affiliates.

(a)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Loan Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the secured parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Loan Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders.

Section 9.02.            Rights as a Lender.  Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.  The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

Section 9.03.            Exculpatory Provisions.  Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default (including, without limitation, compliance with the terms and conditions of Section 11.07(b)(iii)), (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04.            Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in the absence of bad faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in the absence of bad faith to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (including counsel acting for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

Section 9.05.            Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Section 9.06.            Non-Reliance of Administrative Agent and Other Lenders; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07.            Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and expenses of counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08.            No Other Duties; Other Agents, etc.  Anything herein to the contrary notwithstanding, neither the Arrangers nor the other Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder and such Persons shall have the benefit of this Article IX and none of the Bookrunners, Lead Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, any Loan Party or any of its Subsidiaries.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.  The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of their respective Affiliates.  The Syndication Agent may resign from such respective roles at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrowers.

Section 9.09.            Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security, if any, held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.

Section 9.10.            Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Insolvency Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, unreimbursed LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

Section 9.11.            Appointment of Supplemental Administrative Agents.

(a)                                 It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co- trustee, administrative agent, administrative sub-agent or administrative co- agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)                                 Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.12.            Collateral Matters.  Each of the Lenders (including in its capacities as a potential Hedge Bank and Cash Management Bank) and the Issuing Banks irrevocably authorizes the Administrative Agent, and the Administrative Agent agrees that it will:

(a)                                 release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made, (y) contingent indemnification obligations not yet accrued and payable and (z) Cash Management Obligations as to which arrangements reasonably satisfactory to the applicable Cash Management Bank shall have been made), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Domestic Subsidiaries that are Guarantors, or (iii) subject to Section 11.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders;

(b)                                 release any Liens granted on the Equity Interests of any Person that ceases to be a Subsidiary, provided that no such release shall occur if such Subsidiary continues to be a Subsidiary of any Borrower or any of its Domestic Subsidiaries.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of the Collateral, pursuant to this Section 9.12.  In each case as specified in this Section 9.12, the Administrative Agent will (and each Lender and each Issuing Bank irrevocably authorizes the Administrative Agent to), at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Loan Documents in accordance with the terms of the Loan Documents and this Section 9.12.

Section 9.13.            Secured Hedge Agreements/Cash Management.  Except as otherwise expressly set forth herein or in the Loan Documents, no Hedge Bank or Cash Management Bank that obtains the benefits of Section 8.03 or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements except to the extent expressly provided herein unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank.

ARTICLE X.

Loan Guaranty of Each Designated Borrower

Section 10.01.                   Guaranty.  The Loan Guarantor hereby agrees that it is liable for, and absolutely and unconditionally guarantees to the Agents, the Issuing Banks and the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations now or hereafter owed by any Designated Borrower and all costs and expenses, including, without limitation, all court costs and attorney fees and expenses paid or incurred by the Agents, the Issuing Banks and the Lenders in endeavoring to collect all or any part of such Obligations from, or in prosecuting any action against, any Designated Borrower of all or any part of such Obligations (such costs and expenses, together with such Obligations, collectively the “Guaranteed Obligations”).  The Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this guaranty pursuant to this Article X (the “Loan Guaranty”) apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Agent, the Issuing Banks or any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02.                   Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  The Loan Guarantor waives any right to require the Agents, the Issuing Banks or any Lender to sue any Designated Borrower or any other Person obligated for all or any part of the Guaranteed Obligations (each, with the Designated Borrowers, an “Obligated Party”), or otherwise to enforce its payment against any collateral (if any) securing all or any part of the Guaranteed Obligations.  Each payment of the Guaranteed Obligations will be made by the Loan Guarantor without withholding for any Taxes, unless such withholding is required by law, and all such payments of the Guaranteed Obligations and of Taxes shall be made in accordance with, and subject to, the provisions of Article III.

Section 10.03.                   No Discharge or Diminishment of Loan Guaranty.  Except as otherwise provided for herein, the obligations of the Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which the Loan Guarantor may have at any time against any Obligated Party, the Agents, the Issuing Banks, any Lender or any other Person whether in connection herewith or in any unrelated transactions.  The obligations of the Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable Law purporting to prohibit payment by any Obligated Party of the Guaranteed Obligations or any part thereof.  Further, the obligations of the Loan Guarantor hereunder are not discharged or impaired or otherwise affected by:  (i) the failure of the Agents, the Issuing Banks or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of, or supplement to, any provision of any agreement relating to the Guaranteed Obligations; (iii) any action taken or omission or any release, non-perfection or invalidity of any indirect or direct security (if any) for any part of the Guaranteed Obligations or any obligations of any other Obligated Party; or (iv) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of the Loan Guarantor or that would otherwise operate as a discharge of the Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full of cash of the Guaranteed Obligations).

Section 10.04.                   Defenses Waived.  To the fullest extent permitted by applicable Law, the Loan Guarantor hereby waives any defense based on or arising out of any defense of any Obligated Party or the Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Obligated Party or the Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations.  Without limiting the generality of the foregoing, the Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person.  The Loan Guarantor confirms that is it not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of the Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable Law, the Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable Law, to impair or extinguish any right of any reimbursement or subrogation or other right or remedy of the Loan Guarantor against any Obligated Party or any security (if any).

Section 10.05.                   Rights of Subrogation.  The Loan Guarantor will not assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral (if any), until the Loan Parties and the Loan Guarantor have fully performed all of their obligations (other than contingent indemnity obligations as to which no claim has been asserted) to the Agents, the Issuing Banks and the Lenders and the Aggregate Commitments are terminated.

Section 10.06.                   Reinstatement; Stay of Acceleration.  If at any time any payment or any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Designated Borrower or otherwise, the Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents, the Issuing Banks and the Lenders are in possession of this Loan Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Designated Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantor forthwith on demand by the Administrative Agent.

Section 10.07.                   Designated Borrower Information.  The Loan Guarantor assumes all responsibility for being and keeping itself informed of each Designated Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Agents, the Issuing Banks or any Lender shall have any duty to advise the Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08.                   Termination.  Each of the Lenders may continue to make loans or extend credit to any Designated Borrower based on this Loan Guaranty until five Business Days after it receives written notice of termination from the Loan Guarantor.  Notwithstanding receipt of any such notice, the Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth Business Day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations.

Section 10.09.                   Liability Cumulative.  The liability of the Company as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of the Company to the any Designated Borrower, the Agents, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which the Company is a party or in respect of any obligations or liabilities of any Designated Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI.

Miscellaneous

Section 11.01.                   Amendments, etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers, acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)                                 extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)                                 postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)                                 change any provision of this Section 11.01 or the definition of “Required Lenders”, or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby (other than any Defaulting Lender);

(e)                                  release any Loan Party from its Obligations hereunder and under the other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); or

(f)                                   amend the definition of “Alternate Currency” without the written consent of each Lender (other than any Defaulting Lender); or

(g)                                  other than in a transaction permitted hereunder, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (other than any Defaulting Lender);

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Issuing Banks or the Swingline Lender in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be, under this Agreement or any other Loan Document.

Notwithstanding the foregoing, (x) the Fee Letter may be amended by the parties thereto; and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (1) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, and (2) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 11.01, ancillary Loan Documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and Lenders’ rights thereunder waived with the consent of the Administrative Agent at the request of the Company without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such other ancillary Loan Document to be consistent with this Agreement and the other Loan Documents.

Section 11.02.                   Notices and Other Communications; Facsimile Copies.

(a)                                 General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrowers or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent with confirmation of successful transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsections (b) and (c) below.

(b)                                 Electronic Communication.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)                                 The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Agent-Related Persons or the Arrangers (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)                                  Change of Address.  Each of the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other of such parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f)                                   Reliance by the Administrative Agent.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Borrower shall indemnify the Administrative Agent, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance in the absence of bad faith, gross negligence or willful misconduct by such Person on each notice purportedly given by or on behalf of any Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03.                   No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.04.                   Attorney Fees and Expenses.  Subject to the last sentence of Section 2.16 hereof (it being understood that the Designated Borrowers shall only be responsible for payment of any costs and expenses described in this Section 11.04 related or attributable to the Loans made to them), each Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable fees and expenses of counsel to the Administrative Agent incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, (b) to pay or reimburse the Issuing Bank for all reasonable fees and expenses of counsel to the Issuing Bank in connection with the Letters of Credit or collection of any payment relating thereto, and (c) to pay or reimburse the Administrative Agent and the Lenders for all fees and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such fees and expenses incurred during any legal proceeding, including any proceeding under any Insolvency Law, and including any workout, restructuring or other arrangements relating to the Obligations).  The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 11.05.                   Indemnification by the Loan Parties.  Subject to the last sentence of Section 2.16 hereof (it being understood that the Designated Borrowers shall have indemnification obligations as provided herein only to the extent related or attributable to the Loans made to them), each Loan Party shall indemnify and hold harmless the Agents, each Lender, each Issuing Bank, the Arrangers and their respective Affiliates, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, and expenses (including fees and expenses of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims, and expenses (a) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or (ii) a material breach of the obligations of such Indemnitee under the Loan Documents or (b) resulted from any proceeding between or among Indemnitees that does not involve any action or omission by any Loan Party or any Subsidiary or their affiliates (other than claims against the Administrative Agent in its capacity or in fulfilling its role as the Administrative Agent or any other similar role under the Credit Facility (excluding its role as a Lender)).  Subject to the last sentence of Section 2.16 hereof (it being understood that the Designated Borrowers shall have contribution obligations as provided herein only to the extent related or attributable to the Loans made to them), to the extent that the undertakings to indemnify and hold harmless set forth in this Section 11.05 may be unenforceable in whole or in part because they are violative of any applicable Law or public policy, each Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent that such damages are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee; provided, however, that in no event shall any Indemnitee have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) whether before or after the Closing Date.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 11.05 shall be paid within 20 Business Days after written demand therefor.  The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  This Section 11.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.06.                   Marshaling; Payments Set Aside.  None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations.  To the extent that any payment by or on behalf of a Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

Section 11.07.                   Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, or (ii) by way of participation in accordance with the provisions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.  (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).  If an assignment or transfer does not include an amount outstanding from the Dutch Borrower of at least €100,000 (or its equivalent in other currencies) (or such other amount as may be required from time to time under the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht)), the assignee or transferee, as the case may be, shall confirm in the relevant Assignment and Assumption to the Dutch Borrower that it is a non-public Lender, whereby non-public Lender means any person/entity which does not belong to the “public” within the meaning of (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and in-vestment firms, and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

(ii)                                  Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:  (A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is in connection with the primary syndication of the Credit Facility, or (3) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided the Borrowers shall be deemed to have consented thereto unless they object in writing to the Administrative Agent within five Business Days after receiving notice of the proposed assignment; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender or Affiliate thereof or an Approved Fund of a Lender; and (C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required.

(iii)                               Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (for which the Loan Parties shall have no liability) and the forms required by Section 3.01(f)(ii), as applicable; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  All assignments shall be by novation.

(iv)                              No Assignments to Certain Persons.  No such assignment shall be made to (A) any Loan Party or any of its Subsidiaries or Affiliates, (B) any other holder of five percent (5%) or more (when combined with its Affiliates’ holdings) of Equity Interests in any Loan Party or any of its Subsidiaries, or any of their respective Affiliates, or (C) a natural person.

From and after the effective date specified in each Assignment and Assumption, subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01 (subject to the requirements thereof), 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest or demonstrable error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  This Section 11.07(c) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than to (A) any Loan Party, or any of its Subsidiaries or Affiliates, (B) any other holder of five percent (5%) or more (when combined with its Affiliates’ holdings) of Equity Interests in any Loan Party or any of its Subsidiaries, or any of their respective Affiliates, or (C) a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this

Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 (other than clause (d) thereof) that directly affects such Participant.  Subject to the immediately succeeding paragraph, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(f), as applicable (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such greater payment results from a Change of Law occurring after the Participant obtains its participation.  Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrowers) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations.  The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Pledges to Federal Reserve.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.08.                   Confidentiality.  (a)  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of Confidential Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential in accordance with this Section 11.08), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 11.08, to (i) any permitted assignee of or Participant in, or any permitted prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender, or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Borrowers, (h) to any rating agency in connection with the rating of a Loan Party or its Subsidiaries or the Credit Facility or to the CUSIP Service Bureau or similar agency in connection with the issuance of CUSIP numbers for the Credit Facility, or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or Subsidiary thereof.

(b)                                 As used in this Section, “Confidential Information” shall mean all information received from the Company or any of its Subsidiaries or relating to the Company or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Company or any of its Subsidiaries; provided, however, that, in the case of information received from the Company or any of its Subsidiaries after the Closing Date, such information is clearly identified in writing at the time of delivery as confidential.

(c)                                  Each of the Administrative Agent, each Issuing Bank and the Lenders acknowledges that (a) the Confidential Information may include material non-public information concerning a Loan Party or a Subsidiary, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law.

Section 11.09.                   Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document to the extent such Obligations of such Loan Party are then due and payable.  The rights of each Lender, each Issuing Bank and their Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their Affiliates may have.  Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice to the Borrowers shall not affect the validity of such setoff and application.

Section 11.10.                   Interest Rate Limitation.

(a)                                 Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent, any Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or other Obligations, as applicable, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by an Agent, an Issuing Bank, or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(b)                                 Without limiting the generality of the foregoing provisions of Section 11.10, if any provision of this Agreement would oblige the Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

Section 11.11.                   Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when the closing conditions set forth in Section 4.01 shall have been satisfied or waived.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.12.                   Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.13.                   Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, each Issuing Bank and each Lender, regardless of any investigation made by the Administrative Agent, any Issuing Bank or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing or Letter of Credit issuance, and shall continue in full force and effect as long as any Loan or any other Obligation (other than (x) obligations and liabilities under Secured Hedge Agreements, (y) contingent indemnification obligations not yet accrued and payable and (z) Cash Management Obligations) hereunder shall remain unpaid or unsatisfied.

Section 11.14.                   Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.15.                   GOVERNING LAW.

(a)                                 THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)                                 EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY PARTY RELATED TO ANY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF.  THE BORROWERS, THE ADMINISTRATIVE AGENT, EACH OTHER AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO AGREES THAT THE AGENTS, THE ISSUING BANKS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)                                  EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, EACH OTHER AGENT, EACH ISSUING BANK AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 11.16.                   WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.17.                   USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 11.18.                   Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  WITHOUT LIMITATION OF THE FOREGOING, EACH DESIGNATED BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS IN THE UNITED STATES AND CONSENTS AND AGREES THAT SERVICE OF PROCESS UPON THE COMPANY ON BEHALF OF THE UK BORROWER IN THE MANNER AND AT THE ADDRESS OF THE COMPANY PROVIDED FOR NOTICES IN SECTION 11.02 SHALL CONSTITUTE SERVICE OF PROCESS UPON SUCH DESIGNATED BORROWER.

Section 11.19.                   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge their Affiliates’ understanding, that:  (a) (i) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agents and the Arrangers, on the other hand, (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agents, each Arranger, each Issuing Bank and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person and (ii) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Issuing Banks, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, or their Affiliates, and none of the Agents, the Arrangers, any Issuing Bank nor any Lender has any obligation to disclose any of such interests to the Borrowers or any of their Affiliates.  To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against the Agents, the Arrangers, any Issuing Bank or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.20.                   Judgment Currency.  If it is necessary for the purposes of obtaining judgment in any court to convert a sum due under this Agreement or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which the Administrative Agent could purchase (in accordance with customary banking procedures) the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due and owing by it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Credit Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with customary banking procedures, purchase the Credit Agreement Currency with the Judgment Currency.  If the amount of the Credit Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Credit Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Credit Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 11.21.                   Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or pledgor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party or pledgor, without the prior written consent of the Administrative Agent .  The provision of this Section 11.21 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 11.22.                   Effect of Amendment and Restatement.  This Agreement is intended to amend and restate in its entirety the Existing Credit Agreement.  This Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment or termination of any such obligations and liabilities.  It is the intention of the parties to this Agreement to preserve and continue the perfection and priority of all security interests and Liens securing the “Obligations” outstanding under and as defined in the Existing Credit Agreement, and that all Obligations outstanding under and as defined in this Agreement shall be secured by the security interests and Liens evidenced under the Securities Pledge Agreements.  The Borrower hereby acknowledges and agrees for itself and on behalf of each other Loan Party that the “Obligations” outstanding under and as defined in the Existing Credit Agreement as of the Closing Date, continue to remain Obligations outstanding under this Agreement.  On and after the Closing Date, unless otherwise specified, any reference to the “Credit Agreement” in the Loan Documents under the Existing Credit Agreement shall be a reference to this Agreement, as amended, amended and restated, supplemented, waived or otherwise modified from time to time.  The provisions of Article IX, Section 11.04 and Section 11.05 of the Existing Credit Agreement shall continue in effect for the benefit of the Administrative Agent in respect of any actions taken or omitted to be taken by any of them while acting as administrative agent and collateral agent under the Existing Credit Agreement.

Section 11.23.                   Parallel Liability.  Each Loan Party irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount of its Obligations (as these may exist from time to time) (each, a “Parallel Liability”). The parties hereto agree that:

(a)                                 a Loan Party’s Parallel Liability is due and payable at the same time as, for the same amount of, and in the same currency as, its Obligations;

(b)                                 a Loan Party’s Parallel Liability is decreased to the extent that its Obligations have been irrevocably paid or discharged and its Obligations are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(c)                                  a Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Obligations, and constitutes a single obligation of that Loan Party to the Administrative Agent (even though that Loan Party may owe more than one Obligation to the Secured Parties under the Loan

Documents) and an independent and separate claim of the Administrative Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Obligations); and

(d)                                 for purposes of this Section 10.27, the Administrative Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Collateral securing a Parallel Liability on trust.

Section 11.24.                   Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 11.25.                   ERISA.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto on or after the Closing Date, to, and (y) covenants, from the date such Person became a Lender party hereto on or after the Closing Date to the date such Lender ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of as of the date such Person became a Lender party hereto on or after the Closing Date, to, and (y) covenants, from the date such Person became a Lender party hereto on or after the Closing Date to the date such Person  ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)                                     none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto);

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)                                 no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)                                  The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

CRA INTERNATIONAL, INC.

By:	/s/ Jonathan Yellin
	Name:	Jonathan Yellin
	Title:	General Counsel and Executive Vice President

CRA INTERNATIONAL (UK) LIMITED

By:	/s/ Chad Holmes
	Name:	Chad Holmes
	Title:	Director

CRA INTERNATIONAL LIMITED

By:	/s/ Paul Maleh
	Name:	Paul Maleh
	Title:	President and Chief Executive Officer

CRA INTERNATIONAL (NETHERLANDS) B.V.

By:	/s/ Paul Maleh
	Name:	Paul Maleh
	Title:	Managing Director

CITIZENS BANK, N.A., as Administrative Agent, Lender and Issuing Bank

By:	/s/ Marc Lubelczyk
	Name:	Marc Lubelczyk
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By:	/s/ Jean S. Manthorne
	Name:	Jean S. Manthorne
	Title:	Senior Vice President

SANTANDER BANK, N.A., as a Lender

By:	/s/ Karen Ng
	Name:	Karen Ng
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

Lender	Revolving Commitment	Percentage
Citizens Bank, N.A.	$50,000,000	40.000000000%
Bank of America, N.A.	$50,000,000	40.000000000%
Santander Bank, N.A.	$25,000,000	20.000000000%
Total	$125,000,000	100.000000000%

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

Borrowers:

CRA International, Inc.

200 Clarendon Street, T-9

Boston, MA  02116

Attention: Chad Holmes, Chief Financial Officer

Telephone: (312) 377-2322

Email: cholmes@crai.com

and

CRA International, Inc.

200 Clarendon Street, T-9

Boston, MA  02116

Attention: Jonathan Yellin, General Counsel

Telephone: (617) 425-3198

Email: jyellin@crai.com

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA  02210

Attention: Malcolm Henderson, Esq.

Telephone: (617) 832-1151

Email: mhenderson@foleyhoag.com

Administrative Agent:

Citizens Bank, N.A., as Administrative Agent

28 State Street, MS1515

Boston, Massachusetts 02109

Attention:  Dwayne Nelson, CBCS Agency Services Management Officer

Telephone:  (617) 994-7625

Fax:  (855) 215-1525

Email:  mailto:dwayne.l.nelson@citizensbank.com

and

Citizens Bank, N.A., as Administrative Agent

28 State Street

Boston, Massachusetts 02109

Attention:  Karen Rankin

Telephone:  (617) 994-7624

Fax:  (855) 254-5877

Email:  Karen.p.rankin@citizensbank.com

Form of Loan Notice

A-1 - 2

with a copy to:

Citizens Bank, N.A.

25 Mall Road

Burlington, MA  01803

Attention:  Marc J. Lubelczyk

Telephone:  (781) 565-2239

E-mail:  Marc.Lubelczyk@CITIZENSBANK.com

Issuing Bank:

Citizens Bank, N.A.

International Trade Department

20 Cabot Road

MMF 470

Medford, MA 02155

Fax:  (781) 391-8701

Multicurrency Loans:

Citizens Business Services
FX Middle Office - FX Operations
ROP 480
1 Citizens Drive
Riverside, RI 02915
Fax:  (401) 477-5801

A-1 - 3

EXHIBIT A-1

FORM OF LOAN NOTICE

Date:             ,

To:                             Citizens Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 24, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CRA International, Inc., a Massachusetts corporation (the “Company”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”, and together with the Company, the Canadian Borrower and the UK Borrower, the “Borrowers”), the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender and the other agents party thereto.

The undersigned hereby requests:

☐  A Borrowing of Revolving Loans

☐  A conversion or continuation of Revolving Loans

☐  A conversion or continuation of a Eurocurrency Rate Loan

☐  A Borrowing of Eurocurrency Rate Loans denominated in Alternate Currencies

☐  A conversion or continuation of Eurocurrency Rate Loans denominated in Alternate Currencies

1.	On	(a Business Day).
2.	In the amount of	.
3.	Comprised of	.
[Type of Loan requested]
4.	For Eurocurrency Rate Loans: with an Interest Period of	month(s).(1)
5.	In the following currency:
6.	On behalf of:
[Insert name of applicable Borrower]

The Revolving Borrowing, if any, requested herein complies with the first sentence of Section 2.01 of the Agreement.  All conditions set forth in Section 4.02 and, if applicable, Section 4.01, are satisfied.

CRA INTERNATIONAL, INC.

By:
Name:
Title:

(1)  All conditions precedent in Section 4.02 must be satisfied prior to any Borrowing

A-1 - 4

EXHIBIT A-2

FORM OF SWINGLINE LOAN NOTICE(2)

Date:             ,

To:                             Citizens Bank, N.A., as Swingline Lender and as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 24, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CRA International, Inc., a Massachusetts corporation (the “Company”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”, and together with the Company, the Canadian Borrower and the UK Borrower, the “Borrowers”), the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender and the other agents party thereto.

The undersigned hereby requests a Swingline Loan:

1.	On		(a Business Day).
2.	In the amount of $	.

The Borrowing of Swingline Loans requested herein complies with the requirements of the first sentence of Section 2.12(a) of the Agreement.

CRA INTERNATIONAL, INC.

By:
Name:
Title:

(2)  Reference to Exhibit A-2, Swingline Loan Notice, to be added to Credit Agreement.

A-2 - 1

EXHIBIT B

FORM OF [AMENDED AND RESTATED] REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                       or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of October 24, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among CRA International, Inc., a Massachusetts corporation (the “Company”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”, and together with the Company, the Canadian Borrower and the UK Borrower, the “Borrowers”), the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender and the other agents party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.05 of the Agreement with respect to Swingline Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Revolving Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This [Amended and Restated] Revolving Credit Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This [Amended and Restated] Revolving Credit Note is also entitled to the benefits of the Loan Documents.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this [Amended and Restated] Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this [Amended and Restated] Revolving Credit Note and endorse thereon the date, amount, currency and maturity of its Revolving Loans and payments with respect thereto.

[THIS AMENDED AND RESTATED REVOLVING CREDIT NOTE AMENDS AND RESTATES IN ITS ENTIRETY THAT CERTAIN REVOLVING CREDIT NOTE DATED [APRIL 24, 2013] MADE BY THE BORROWER IN FAVOR OF THE LENDER (THE “ORIGINAL NOTE”), AND IS NOT INTENDED TO CONSTITUTE PAYMENT OF, OR IMPAIR, LIMIT, CANCEL OR EXTINGUISH, OR CONSTITUTE A NOVATION AS TO, THE BORROWER’S OBLIGATIONS EVIDENCED BY THE ORIGINAL NOTE.]

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this [Amended and Restated] Revolving Credit Note.

[Signature Page Follows]

THIS [AMENDED AND RESTATED] REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[CRA INTERNATIONAL, INC.]

By:
Name:
Title:

[CRA INTERNATIONAL (UK) LIMITED]

By:
Name:
Title:

[CRA INTERNATIONAL (NETHERLANDS) B.V.]

By:
Name:
Title:

[CRA INTERNATIONAL LIMITED]

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:              ,

To:                             Citizens Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 24, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CRA International, Inc., a Massachusetts corporation (the “Company”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”, and together with the Company, the Canadian Borrower and the UK Borrower, the “Borrowers”), the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender and the other agents party thereto.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      The Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company and its Subsidiaries ended as of the above date.  Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company and its Subsidiaries (both on a basis including and as to the income statement only, excluding the Excluded Subsidiary) in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                      The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements.

3.                                      A review of the activities of the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company and its Subsidiaries performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Company and its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4.                                      The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                        ,                    .

CRA INTERNATIONAL, INC.

By:
Name:
Title:

For the Quarter/Year ended                    (“Statement Date”)

SCHEDULE 1
Interest to the Compliance Certificate
($ in 000’s)

I.                                        Section 7.13(a) — Interest Coverage Ratio.

A.

Adjusted Consolidated EBITDA of the Company and its Subsidiaries (excluding the Excluded Subsidiary) for the period of four consecutive fiscal quarters ending on above date (“Subject Period”) (from Schedule 2 hereof):

$

B.	Interest Expense of the Company and its Subsidiaries (excluding the Excluded Subsidiary) for the Subject Period:	$

C.	Interest Coverage Ratio (Line I.A ÷ Line I.B):	to 1.00

	Minimum required:	2.50 to 1.00

II.                                   Section 7.13(b) —Total Leverage Ratio.

A.	Consolidated Total Debt at Statement Date:	$

B.	Adjusted Consolidated EBITDA of the Company and its Subsidiaries (excluding the Excluded Subsidiary) for the Subject Period (from Schedule 2 hereof):	$

C.	Total Leverage Ratio (Line II.A ÷ Line II.B)	to 1.00

	Maximum permitted:	3.00 to 1.00

For the Quarter/Year ended                    (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Adjusted Consolidated EBITDA
(in accordance with the definition of Adjusted Consolidated EBITDA as set forth in the Agreement)

Adjusted Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Adjusted Consolidated Net Income of the Company
+ all taxes on or measured by income
– income tax credits
+ Interest Expense
+ depreciation and amortization expense
+ reasonable transaction expenses incurred and not capitalized in connection with Permitted Acquisitions(3)

+ non-cash write-downs, losses, expenses and charges (including impairment of goodwill write-downs of intangibles, amortization of compensation in the form of Equity Interests and non-cash losses associated with adjustments to contingent consideration payments)

+ extraordinary and non-recurring losses

(3)  To the extent the amount thereof is approved in writing by the Administrative Agent (which approval shall not be reasonably withheld) and the aggregate amount thereof does not exceed 15% of the Consideration for a Permitted Acquisition, reasonable transaction expenses which are incurred and not capitalized in connection with a Permitted Acquisition; provided such transaction expenses were incurred within one year of the consummation of the Permitted Acquisition.

+ non-cash expenses resulting from the forgiveness of loans made to employees or consultants of the Company or any of its Subsidiaries deducted in the calculation of Adjusted Consolidated Net Income for such period(4)

– non-cash items (including non-cash gains associated with adjustments to contingent consideration payments) increasing Adjusted Consolidated Net Income and extraordinary and non-recurring gains(5)
= Adjusted Consolidated EBITDA

(4)  To the extent that documentation has been provided therefor to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent.

(5)  To the extent such Adjusted Consolidated Net Income has been increased thereby, without duplication.

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](6) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](7) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](8) hereunder are several and not joint.](9)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Facility (including, without limitation, the Letters of Credit and the Swingline Loans included in the Facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                      Assignor[s]:

[Assignor [is][is not] a Defaulting Lender.]

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

(6)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(7)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(8)  Select as appropriate.

(9)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.                                      Borrowers:                                     CRA International, Inc., a Massachusetts corporation (the “Company”),  CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (UK), Inc., a private limited company incorporated in the United Kingdom (the “UK Borrower”), and CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”)

4.                                      Administrative Agent: Citizens Bank, N.A., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:                                             Amended and Restated Credit Agreement, dated as of October 24, 2017, among the Company, the Canadian Borrower, the UK Borrower, the Dutch Borrower, the Lenders from time to time party thereto, and Citizens Bank, N.A., as Administrative Agent, an Issuing Bank, and Swingline Lender and the other agents party thereto

6.                                      Assigned Interest[s]:

Assignor[s](10)	Assignee[s](11)	Aggregate Amount of Commitment for all Lenders(12)	Amount of Commitment Assigned	Percentage Assigned of Commitment(13)		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.                                  Trade Date:                                                 ](14)

(10)  List each Assignor, as appropriate.

(11)  List each Assignee, as appropriate.

(12)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(13)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(14)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                   , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](15) Accepted:

CITIZENS BANK, N.A., as
Administrative Agent

By:
Title:

[Consented to:

CRA INTERNATIONAL, INC.

By:
Title:

CRA INTERNATIONAL (UK) LIMITED

By:
Title:

CRA INTERNATIONAL (NETHERLANDS) B.V.

By:
Title:

CRA INTERNATIONAL LIMITED

By:
Title:](16)

(15)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(16)  To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.

Consented to:

CITIZENS BANK, N.A., as
Issuing Bank

By:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                          Representations and Warranties.

1.1.                Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.07(b)(ii) and (iv) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.07(b)(ii) and (iv) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 24, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CRA International, Inc., a Massachusetts corporation (the “Company”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”, and together with the Company, the Canadian Borrower and the UK Borrower, the “Borrowers”), the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender and the other agents party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

E-1 - 1

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20[  ]

E-1 - 2

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 24, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CRA International, Inc., a Massachusetts corporation (the “Company”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”, and together with the Company, the Canadian Borrower and the UK Borrower, the “Borrowers”), the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender and the other agents party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

E-2 - 1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20[  ]

E-2 - 2

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 24, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CRA International, Inc., a Massachusetts corporation (the “Company”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”, and together with the Company, the Canadian Borrower and the UK Borrower, the “Borrowers”), the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender and the other agents party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

E-3 - 1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20[  ]

E-3 - 2

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 24, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CRA International, Inc., a Massachusetts corporation (the “Company”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”, and together with the Company, the Canadian Borrower and the UK Borrower, the “Borrowers”), the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender and the other agents party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

E-4 - 1

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20[  ]

E-4 - 2

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate is furnished pursuant to 4.01(a)(viii) of the Amended and Restated Credit Agreement dated as of October 24, 2017 (the “Credit Agreement”), among CRA International, Inc., a Massachusetts corporation (the “Company”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower”, and together with the Company, the Canadian Borrower and the UK Borrower, the “Borrowers”), the Lenders from time to time party thereto, Citizens Bank, N.A., as Administrative Agent, an Issuing Bank and Swingline Lender and the other agents party thereto.

The undersigned, [      ], Chief Financial Officer of the Company, hereby certifies that he is duly authorized to execute this certificate on behalf of the Company and its Subsidiaries and hereby further certifies, in his/her officer capacity and not in his/her individual capacity, that:

1.                                      As of the date hereof after giving effect to the Transactions:

(a)                                 the fair salable value of the assets of each of: (i) the Company and its Subsidiaries on a consolidated basis, (ii) the Company and its Subsidiaries on a consolidated basis (excluding the Excluded Subsidiary), (iii) the Company, (iv) the Canadian Borrower, (v) the UK Borrower and (vi) the Dutch Borrower, in each case, on a going concern basis, is greater than the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of (A) the Company and its Subsidiaries on a consolidated basis, (B) the Company and its Subsidiaries on a consolidated basis (excluding the Excluded Subsidiary), (C) the Company, (D) the Canadian Borrower,  (E) the UK Borrower and (F) the Dutch Borrower, as applicable;

(b)                                 the fair salable value of the assets of each of: (i) the Company and its Subsidiaries on a consolidated basis, (ii) the Company and its Subsidiaries on a consolidated basis (excluding the Excluded Subsidiary), (iii) the Company, (iv) the Canadian Borrower, (v) the UK Borrower and (vi) the Dutch Borrower, in each case, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of (A) the Company and its Subsidiaries on a consolidated basis, (B) the Company and its Subsidiaries on a consolidated basis (excluding the Excluded Subsidiary), (C) the Company, (D) the Canadian Borrower, (E) the UK Borrower and (F) the Dutch Borrower, as applicable, as they become absolute and matured;

(c)                                  each of (i) the Company and its Subsidiaries on a consolidated basis, (ii) the Company and its Subsidiaries on a consolidated basis (excluding the Excluded Subsidiary), (iii) the Company, (iv) the Canadian Borrower, (v) the UK Borrower and (vi) the Dutch Borrower, is not engaged in a business or a transaction, and is not about to be engaged in a business or a transaction, for which its respective properties on a consolidated basis would constitute an unreasonably small capital; and

(d)                                 each of (i) the Company and its Subsidiaries on a consolidated basis, (ii) the Company and its Subsidiaries on a consolidated basis (excluding the Excluded Subsidiary), (iii) the Company, (iv) the Canadian Borrower, (v) the UK Borrower and (vi) the Dutch Borrower, do not intend to, and do not believe that it will, incur debts or liabilities on a consolidated basis (including contingent, subordinated, unmatured and unliquidated liabilities) beyond its ability on a consolidated basis to pay such debts and liabilities as such debts and liabilities mature in the ordinary course of business.

F - 1

(e)                                  The UK Borrower (i) is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (ii) has not declared that it is unable to pay its debts as they fall due, and (iii) has not declared that the value of its assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities.

2.                                      As used herein, (a) the term “fair salable value” means the amount at which the applicable assets would change hands between a willing buyer and a willing seller within a reasonable time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act and (b) the amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at that point in time, can reasonably be expected to become an actual or matured liability.

3.                                      Copies of the Annual Financial Statements for the fiscal years ending December 31, 2015 and December 31, 2016 and the Projections have been provided to the Administrative Agent.

The undersigned Company acknowledges that (a) the Administrative Agent and the Lenders are entitled to rely and have, in fact, relied upon the information contained herein and (b) any successor or assign of the Administrative Agent and any Lender is entitled to rely upon the information contained herein.

[SIGNATURES ON FOLLOWING PAGE]

F - 2

Execution Version

IN WITNESS WHEREOF, I have hereunto set my hand this     day of October 2017.

CRA INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT G

FORM OF SECURITIES PLEDGE AGREEMENT

[see attached]

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AMENDED AND RESTATED SECURITIES PLEDGE AGREEMENT

This AMENDED AND RESTATED SECURITIES PLEDGE AGREEMENT (this “Agreement”) is made as of October 24, 2017, by and among CRA INTERNATIONAL, INC., a Massachusetts corporation (the “Company”), and each other Person who joins this Agreement pursuant to Section 1.02 hereof (together with the Company, the “Pledgors” and each, individually, a “Pledgor”) and CITIZENS BANK, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to that certain Amended and Restated Credit Agreement, dated as of October 24, 2017 (as amended, restated, amended and restated, supplemented, or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Company, CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower” and, together with the Company, the UK Borrower and the Canadian Borrower, the “Borrowers”), the Lenders and the Administrative Agent.

WHEREAS, the Company and the Administrative Agent are parties to that certain Securities Pledge Agreement, dated as of April 24, 2013 (the “Existing Pledge Agreement”); and

WHEREAS, the parties hereto (including the Administrative Agent) have agreed to amend and restate the Existing Pledge Agreement in its entirety in the form of this Agreement;

WHEREAS, as of the date hereof, each Pledgor is the direct legal and beneficial owner of all of the issued and outstanding Equity Interests (as hereinafter defined) stated to be owned by such Pledgor on Schedule 1 hereof, which represent all of the issued and outstanding Equity Interests of the Issuer thereof (except as otherwise noted on such Schedule 1); and

WHEREAS, it is a condition precedent to the Lenders’ making any Loans or otherwise extending credit to and any Issuing Bank issuing, extending or renewing Letters of Credit for the benefit of the Borrowers under the Credit Agreement that each Pledgor execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, a pledge agreement, pursuant to which such Pledgor shall have pledged to the Administrative Agent the Pledged Collateral; and

WHEREAS, each Pledgor will benefit materially from the transactions contemplated by the Credit Agreement and, as a material inducement to the Administrative Agent, the Issuing Banks and the Lenders to enter into the Credit Agreement, each Pledgor wishes hereby to grant a pledge and security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in all of the Pledged Collateral.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

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ARTICLE I.

Pledge of Equity Interests, etc.

Section 1.01.         Pledge of Equity Interests.  Each Pledgor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in, and hereby pledges to the Administrative Agent, for the benefit of the Secured Parties, all the right, title and interest of such Pledgor in and to (a) all Equity Interests at any time now or hereafter held by such Pledgor in each of CRA Investigations LLC, a Delaware limited liability company, each other Domestic Subsidiary (whether now existing or hereafter acquired or formed), of such Pledgor, and each Foreign Subsidiary (whether now owned or hereafter acquired or formed) of such Pledgor, in each case that is not an Excluded Group Member Subsidiary (and, in each case, other than the Excluded Subsidiary (and any Subsidiary thereof) or any Dormant Subsidiary), (b) all non-voting Equity Interests at any time now or hereafter held by such Pledgor in each of its first-tier Excluded Group Member Subsidiaries, excluding any Dormant Subsidiary, (c) 65% of the voting Equity Interests at any time now or hereafter held by such Pledgor in each of CRA International Limited, CRA International (UK) Limited, CRA International (Netherlands) B.V. and each other first-tier Excluded Group Member Subsidiary (within the meaning of Section 1.956-2(c)(2) of the Treasury Regulations, and taking into account all other pledges of the voting Equity Interests of such Excluded Group Member Subsidiary) whether now existing or hereafter acquired or formed, in each case excluding any Dormant Subsidiary, (d) all payments or distributions, whether in cash, property or otherwise, at any time owing or payable to such Pledgor on account of such pledged Equity Interests, (e) all of such Pledgor’s rights and interests with respect to such pledged Equity Interests under each of the Organization Documents of the Issuers, and any other agreements relating to such pledged Equity Interests, including all voting and management rights and all rights to grant or withhold consents or approvals, (f) all rights of access and inspection to and use of all books and records, including computer software and computer software programs, of the Issuers of such pledged Equity Interests, (g) all other rights, interests, property or claims to which such Pledgor may be entitled in its capacity as a holder of such pledged Equity Interests, and (h) all proceeds, income from, increases in and products of any of the foregoing and all general intangibles and investment property relating to such pledged Equity Interests.  Subject to Section 6.19 of the Credit Agreement, the certificates for such pledged Equity Interests, to the extent that such interests are represented by certificates, accompanied by stock or transfer powers or other appropriate instruments of assignment thereof duly executed in blank by such Pledgor, have been delivered to the Administrative Agent.  Without limiting the foregoing, the Equity Interests pledged under this Section 1.01 shall include without limitation, as of the date hereof, the Equity Interests described on Schedule 1 hereto (which may be updated from time to time by the Administrative Agent and the Company pursuant hereto to reflect the Pledged Equity Interests at the time required to be pledged hereunder).

Section 1.02.         Additional Equity Interests.  In case any Pledgor shall acquire any additional Equity Interests of an Issuer or other Person which is a successor thereof, or any securities exchangeable for or convertible into the Equity Interests pledged or required to be pledged hereunder, whether by purchase, stock dividend, stock split or otherwise, then such Equity Interests shall be subject to the pledge, collateral assignment and security interest granted to the Administrative Agent, for the benefit of the Secured Parties, under this Agreement, subject in each case of any Issuer which is an Excluded Group Member Subsidiary to the 65% limitation set forth in Section 1.01(c), and such Pledgor shall forthwith deliver to the Administrative Agent any certificates therefor, accompanied by stock or transfer powers or other appropriate instruments of assignment duly executed by such Pledgor in blank.  Each Pledgor shall immediately notify the Administrative Agent of the acquisition of such additional Equity Interests or exchanged or converted Equity Interests and the Administrative Agent and the Company may from time to time complete and Administrative Agent may attach as Schedule 1 hereto an updated list of the Equity Interests at the time pledged, and required to be pledged, to the Administrative Agent hereunder.

Section 1.03.         Pledge of Cash Collateral Account.  Each Pledgor also hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in, and hereby pledges to

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the Administrative Agent, for the benefit of the Secured Parties, the Cash Collateral Account and all of the Cash Collateral as such terms are hereinafter defined.

ARTICLE II.

Definitions.

The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.  Terms used herein and not defined in the Credit Agreement or otherwise defined herein that are defined in the UCC (as defined below) have such defined meanings herein (with terms used in Article 9 controlling over terms used in another Article), unless the context otherwise indicates or requires, and the following terms shall have the following meanings:

“Additional Pledgor” has the meaning specified in Article XXIII.

“Cash Collateral” has the meaning specified in Section 5.02.

“Cash Collateral Account” has the meaning specified in Section 5.02.

“Domestic Subsidiary” means any Subsidiary of a Pledgor that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means any direct or indirect Subsidiary of a Pledgor that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.

“Issuer” means an issuer of any of the Equity Interests pledged hereunder from time to time.

“Pledged Collateral” means any and all Equity Interests and other property and assets described in Sections 1.01, 1.02 and 1.03 at any time pledged to the Administrative Agent hereunder.

“Pledged Equity Interests” means all of the issued and outstanding Equity Interests of any Issuer from time to time pledged hereunder, including without limitation those set forth on Schedule 1 hereof (as updated from time to time pursuant hereto), and any additional Pledged Equity Interests from time to time pledged to the Administrative Agent hereunder pursuant to Article III or Article XXIII hereof.

“Securities Act” has the meaning specified in Section 7.03.

“Secured Parties” means the Administrative Agent, the Lenders, the Issuing Banks, any Hedge Bank and any Cash Management Bank.

“Securities Pledge Agreement Joinder” means a Securities Pledge Agreement Joinder, substantially in the form attached as Exhibit A hereto.

“Time Deposits” has the meaning specified in Section 5.02.

“UCC”  The Uniform Commercial Code as the same may from time to time be in effect in the State of New York (and each reference in this Agreement to an Article thereof shall refer to that Article as from time to time in effect); provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Administrative Agent’s security interest in any

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collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

ARTICLE III.

Security for Obligations.

This Agreement and the security interest in and pledge of the Pledged Collateral hereunder are made with and granted to the Administrative Agent, for the benefit of the Secured Parties, as security for the payment and performance in full of all the Obligations.

ARTICLE IV.

Representations, Warranties and Covenants of Pledgors.

Each Pledgor hereby represents, warrants and covenants as follows:

Section 4.01.         Except for the security interest and pledge hereunder or any Lien on the Pledged Collateral permitted under Section 7.01(b) or (g) of the Credit Agreement, (a) such Pledgor has good and marketable title to, and is the sole legal and beneficial owner of, and Pledgor holds the Pledged Collateral, free and clear of any Lien or restriction on transfer, (b) there are no restrictions upon the voting rights of any of the Pledged Equity Interests, (c) the Pledged Equity Interests have been duly and validly issued, and are fully paid and non-assessable, and (d) such Pledgor has full corporate or other necessary power, authority and legal right to execute, deliver and perform its obligations under this Agreement and to grant a security interest in the Pledged Collateral to the Administrative Agent, for the benefit of the Secured Parties, free of any Lien.

Section 4.02.         Such Pledgor shall promptly pay any and all Taxes upon the Pledged Collateral when due other than those contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

Section 4.03.         Such Pledgor shall not sell or otherwise assign, transfer or dispose of any Pledged Collateral or any interest therein, except as permitted under the Credit Agreement or pursuant to this Agreement.

Section 4.04.         Such Pledgor shall keep the Pledged Collateral free from any Lien, except for the pledge provided hereby or any Lien on the Pledged Collateral permitted under Section 7.01(b) or (g) of the Credit Agreement, and shall take such actions reasonably necessary to protect such Pledged Collateral against all claims and demands of all Persons at any time claiming any interest therein.  Such Pledgor further covenants that it will have the title to and right to pledge and grant a security interest in the Pledged Collateral hereafter pledged or in which a security interest is granted to the Administrative Agent for the benefit of the Secured Parties hereunder and will likewise defend the rights, pledge and security interest thereof and therein of the Administrative Agent.

Section 4.05.         The Pledged Equity Interests represent, and such Pledgor is the legal and beneficial holder of, the issued and outstanding Pledged Equity Interests of the Issuers described on Schedule 1 and shown thereon to be owned by such Pledgor, which constitutes all of the issued and outstanding Equity Interests of such Issuers, except as otherwise noted thereon.  The information set forth

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in Schedule 1 (as updated from time to time pursuant hereto) is true, correct and complete in all respects.  There are no existing warrants, options, calls or commitments relating to any Pledged Equity Interests.

Section 4.06.         Such Pledgor will not, without the prior written consent of the Administrative Agent, amend, modify or change any of the Organization Documents of any Issuer, other than any such amendments, modifications or changes which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of the Administrative Agent, any Lender, the Issuing Banks, any Hedge Bank or any Cash Management Bank.  Such Pledgor will perform and observe, or cause to be performed and observed, all of such Pledgor’s obligations under the Organization Documents of any Issuer.  No provision of any Organization Document of any Issuer (a) prohibits, restricts, conditions or otherwise affects the grant hereunder of any Lien on any of the Pledged Collateral or any enforcement action which may be taken in respect of any such Lien or (b) otherwise conflicts with the terms of this Agreement.

Section 4.07.         If an Event of Default has occurred and is continuing, the Issuers will comply with entitlement orders originated by the Administrative Agent relating to the Pledged Collateral without any consent by any Pledgor or any other Person.

Section 4.08.         The execution and delivery of, and performance by such Pledgor of its obligations under, this Agreement will not (i) violate any provision of law, any order, judgment or decree of any Governmental Authority, (ii) violate the Organization Documents of such Pledgor or any indenture, agreement or other instrument to which such Pledgor is a party, or by which such Pledgor is bound, or (iii) be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of such Pledgor pursuant to, any such indenture, agreement or instrument.

Section 4.09.         Except for the filing of proper UCC-1 financing statements with respect to Equity Interests for perfection purposes, such Pledgor is not required under U.S. law to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in the U.S. or any other Person in connection with or as a condition to the execution, delivery or performance of this Agreement which has not been obtained.

Section 4.10.         This Agreement and other agreements and instruments relating hereto constitute the valid and binding obligations of such Pledgor, enforceable against it in accordance with its terms, subject, however to Insolvency Laws and the application of general principles of equity and principles of good faith and fair dealing, whether in any action in law or proceeding in equity, and subject to the availability of the remedy of specific performance or of any other equitable remedy or relief to enforce any right under any such agreement.

Section 4.11.         None of the Pledged Equity Interests consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms or the terms of the applicable Issuer’s Organization Documents expressly provides that it is a security governed by Article 8 of the Uniform Commercial Code as in effect in any jurisdiction, (iii) is an investment company security, or (iv) is held in a securities account.

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ARTICLE V.

Dividend Rights, etc.

Section 5.01.         Distributions.

(a)           So long as no Event of Default shall have occurred and be continuing, and subject to Section 1.02 hereof, each Pledgor may receive and retain any and all dividends and distributions (other than stock dividends and other dividends and distributions constituting Pledged Collateral addressed hereinabove) or interest paid in respect of the Pledged Collateral to the extent they are Restricted Payments permitted under the Credit Agreement.

(b)           Upon the occurrence and during the continuance of an Event of Default:

(i)            all rights of a Pledgor to receive the dividends, distributions and Restricted Payments that it would otherwise be authorized to receive and retain pursuant to paragraph (a) shall cease and all such rights shall thereupon be vested in the Administrative Agent, which shall then have the sole right to receive and hold as Pledged Collateral such dividends, distributions and Restricted Payments; and

(ii)           all dividends, distributions and Restricted Payments that are received by a Pledgor contrary to the provisions of paragraph (i) of this subsection shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Administrative Agent as Pledged Collateral in the exact form received, to be held by the Administrative Agent as Pledged Collateral and as further collateral security for the Obligations.

(c)           Upon the occurrence and during the continuance of an Event of Default, other sums or other property paid or distributed upon or with respect to any of the Pledged Collateral, whether by dividend or redemption or upon the liquidation or dissolution of the issuer thereof, recapitalization, or reclassification of capital, reorganization, or otherwise, shall be paid over and delivered to the Administrative Agent to be held by the Administrative Agent, for the benefit of the Secured Parties, as security for the payment and performance in full of all of the Obligations or applied to the Obligations in accordance with the Credit Agreement.

(d)           If the Administrative Agent shall so request in writing, each Pledgor agrees to execute and deliver to the Administrative Agent appropriate additional distribution and other orders and documents to effect the provisions of this Section 5.01.

Section 5.02.         Cash Collateral Account.  All sums of money that are delivered to the Administrative Agent pursuant to this Section 5 shall be deposited into an interest bearing account with the Administrative Agent or, if the Administrative Agent is not the depositary bank, to an interest bearing account in the name of the Administrative Agent, for the benefit of the Secured Parties, as customer with a depositary bank satisfactory to the Administrative Agent (any such account, whether maintained with the Administrative Agent or in the Administrative Agent’s name as customer, being herein referred to as the “Cash Collateral Account”).  Some or all of the funds from time to time in the Cash Collateral Account may be invested in time deposits, including, without limitation, certificates of deposit issued by the Administrative Agent (such certificates of deposit or other time deposits being hereinafter referred to, collectively, as “Time Deposits”), that are satisfactory to the Administrative Agent after consultation with each Pledgor, provided, that, in each such case, arrangements satisfactory to the Administrative Agent are made and are in place to perfect and to insure the first priority of the Administrative Agent’s security interest therein.  Interest earned on the Cash Collateral Account and on the Time Deposits, and the principal of the Time Deposits at maturity that is not invested in new Time Deposits, shall be deposited in the Cash Collateral Account.  The Cash Collateral Account, all sums from time to time standing to the credit of the Cash Collateral Account, any and all Time Deposits, any and all instruments or other writings evidencing Time Deposits and any and all proceeds or any thereof are hereinafter referred to collectively as the “Cash Collateral.”

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Section 5.03.         Pledgor’s Rights to Cash Collateral, etc.  Except as otherwise expressly provided in Article XV hereof, no Pledgor shall have the right to withdraw sums from the Cash Collateral Account, to receive any of the Cash Collateral or to require the Administrative Agent to part with the Administrative Agent’s possession of any instruments or other writings evidencing any Time Deposits.

ARTICLE VI.

Voting Rights, etc.

So long as no Event of Default shall have occurred and be continuing, each Pledgor shall be entitled to vote the Pledged Equity Interests and to give consents, waivers and ratifications in respect of the Pledged Collateral; provided, however, that no vote shall be cast or consent, waiver or ratification given by any Pledgor if the effect thereof could reasonably be expected to impair any of the Pledged Collateral or be inconsistent with or result in any violation of any of the provisions of this Agreement, the Credit Agreement, the Notes or any of the other Loan Documents.  All such rights of each Pledgor to vote and give consents, waivers and ratifications with respect to the Pledged Collateral shall, at the Administrative Agent’s option, as evidenced by the Administrative Agent’s notifying such Pledgor of such election, cease for so long as an Event of Default shall have occurred and be continuing.

ARTICLE VII.

Remedies.

Section 7.01.         In General.  If an Event of Default shall have occurred and be continuing, the Administrative Agent shall thereafter have the following rights and remedies (to the extent permitted by applicable law) in addition to the rights and remedies of a secured party under the UCC, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively or concurrently, at such time or times as the Administrative Agent deems expedient:

(a)           if the Administrative Agent so elects and gives notice of such election to each Pledgor, the Administrative Agent may exercise any management or voting rights relating to the Pledged Equity Interests (whether or not the same shall have been transferred into its name or the name of its nominee or nominees) for any lawful purpose, including, without limitation, if the Administrative Agent so elects, for the liquidation of the assets of the issuer thereof, and give all consents, waivers and ratifications in respect of the Pledged Equity Interests and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Administrative Agent its proxy and attorney-in-fact, with full power of substitution, to do so);

(b)           the Administrative Agent may demand, sue for, collect or make any compromise or settlement the Administrative Agent deems suitable in respect of any Pledged Collateral;

(c)           the Administrative Agent may sell, resell, assign and deliver, or otherwise dispose of any or all of the Pledged Collateral, for cash or credit or both and upon such terms at such place or places, at such time or times and to such Persons as the Administrative Agent thinks expedient, all without demand for performance by each Pledgor or any notice or advertisement whatsoever except as expressly provided herein or as may otherwise be required by law;

(d)           subject to applicable law, the Administrative Agent may cause all or any part of the Pledged Collateral held by it to be transferred into its name or the name of its nominee or nominees; and

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(e)           the Administrative Agent may set off or otherwise apply or credit against the Obligations any and all sums deposited with it or held by it, including, without limitation, any sums standing to the credit of the Cash Collateral Account and any Time Deposits issued by the Administrative Agent.

Section 7.02.         Sale of Pledged Collateral.  In the event of any sale or other disposition of the Pledged Collateral as provided in Section 7.01(c), the Administrative Agent shall give to each Pledgor at least ten (10) Business Days’ prior written notice of the time and place of any public sale or other disposition of the Pledged Collateral or of the time after which any private sale or any other intended disposition is to be made.  Each Pledgor hereby acknowledges that ten (10) Business Days’ prior authenticated notice of such sale or other disposition or sales or other dispositions shall be reasonable notice.  The Administrative Agent may enforce its rights hereunder without any other notice and without compliance with any other condition precedent now or hereunder imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by each Pledgor, to the fullest extent permitted by law).  Subject to the Administrative Agent’s compliance with the notice requirements set forth above, the Administrative Agent may buy or otherwise acquire any part or all of the Pledged Collateral at any public sale or other disposition and if any part or all of the Pledged Collateral is of a type customarily sold or otherwise disposed of in a recognized market or is of the type which is the subject of widely distributed standard price quotations, the Administrative Agent may buy or otherwise acquire at private sale or other disposition and may make payments thereof by any means.  The Administrative Agent may apply the cash proceeds actually received from any sale or other disposition to the payment of the Obligations in accordance with Section 8.02 of the Credit Agreement.  Only after such applications, and after payment by the Administrative Agent of any amount required by Section 9-608(a)(1)(C) or Section 9-615(a)(3) of the UCC, need the Administrative Agent account to each Pledgor for any surplus.

Section 7.03.         Registration of Stock.  If the Administrative Agent shall determine to exercise its right to sell or otherwise dispose of any or all of the Pledged Collateral pursuant to this Section 7, and if in the opinion of counsel for the Administrative Agent it is necessary, or if in the reasonable opinion of the Administrative Agent it is advisable, to have the Pledged Collateral, or that portion thereof to be sold, registered under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), each Pledgor agrees to use its best efforts to cause the Issuers of such Pledged Collateral or portion thereof contemplated to be sold, to execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all at the expense of such Pledgor, all such instruments and documents, and to do or cause to be done all such other acts and things as may be necessary or, in the reasonable opinion of the Administrative Agent or its counsel, advisable to register such Pledged Collateral under the provisions of the Securities Act and to cause the registration statement relating thereto to become effective and to remain effective for a period of 9 months from the date such registration statement became effective, and to make all amendments thereto or to the related prospectus or both that, in the reasonable opinion of the Administrative Agent or its counsel, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Each Pledgor agrees to use its best efforts to cause such issuer or issuers to comply with the provisions of the securities or “Blue Sky” laws of any jurisdiction which the Administrative Agent shall designate and to cause such issuer or issuers to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act.

Section 7.04.         Private Sales.  Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale or other disposition of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act, federal banking laws and other applicable laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers.  Each Pledgor agrees that any such private sales may be at prices and other terms less favorable to the seller than if sold at public sales and that such private sales shall not by reason thereof be deemed not to have been made in

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a commercially reasonable manner.  The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Issuer of such securities to register such securities for public sale under the Securities Act, or such other federal banking or other applicable laws, even if the applicable Issuer would agree to do so.  Subject to the foregoing, the Administrative Agent agrees that any sale of the Pledged Collateral shall be made in a commercially reasonable manner, and each Pledgor agrees to use its best efforts to cause the Issuer or Issuers of the Pledged Collateral contemplated to be sold, to execute and deliver, and cause the directors (or other analogous persons) and officers of such Issuer to execute and deliver, all at such Pledgor’s expense, all such instruments and documents, and to do or cause to be done all such other acts and things as may be necessary or, in the reasonable opinion of the Administrative Agent, advisable to exempt such Pledged Collateral from registration under the provisions of the Securities Act, and to make all amendments to such instruments and documents which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.

Section 7.05.         Pledgor’s Agreements, etc.  Each Pledgor further agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make any sales of any portion or all of the Pledged Collateral pursuant to this Section valid and binding and in compliance with any and all applicable laws (including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations of the Securities and Exchange Commission applicable thereto and all applicable state securities or “Blue Sky” laws), regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Pledgor’s expense.  Each Pledgor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 7 shall be specifically enforceable against such Pledgor by the Administrative Agent and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

ARTICLE VIII.

Marshalling.

Neither the Administrative Agent nor any other Secured Party shall be required to marshal any present or future collateral security for (including, but not limited to, this Agreement and the Pledged Collateral), or other assurances of payment of, the Obligations or any of them, or to resort to such collateral security or other assurances of payment in any particular order.  All of the Administrative Agent’s rights hereunder and the rights of the Administrative Agent and the other Secured Parties in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may, each Pledgor hereby agrees that it will not invoke any law relating to the marshalling of collateral that might cause delay in or impede the enforcement of the Administrative Agent’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and to the extent that it lawfully may, each Pledgor hereby irrevocably waives the benefits of all such laws.

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ARTICLE IX.

Pledgor’s Obligations Not Affected.

The obligations of each Pledgor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any exercise or nonexercise, or any waiver, by the Administrative Agent or any other Secured Party of any right, remedy, power or privilege under or in respect of any of the Obligations or any security thereof (including this Agreement); (b) any amendment to or modification of the Credit Agreement, any Note, the other Loan Documents or any of the Obligations; (c) any amendment to or modification of any instrument (other than this Agreement) securing any of the Obligations; or (d) the taking of additional security for, or any other assurances of payment of, any of the Obligations or the release or discharge or termination of any security or other assurances of payment or performance for any of the Obligations; whether or not each Pledgor shall have notice or knowledge of any of the foregoing, each Pledgor hereby generally waiving all suretyship defenses to the extent applicable.

ARTICLE X.

Transfer, etc., by Pledgor.

Without the prior written consent of the Administrative Agent, no Pledgor shall sell, assign, transfer or otherwise dispose of, grant any option with respect to, or pledge or grant any security interest in or otherwise encumber or restrict any of the Pledged Collateral or any interest therein, except for the pledge thereof and security interest therein provided for in this Agreement and the other Loan Documents, Liens permitted under Section 7.01(b) and (g) of the Credit Agreement, and, so long as no Event of Default then exists and is continuing, other actions to the extent permitted by and in accordance with the terms of the Credit Agreement.

ARTICLE XI.

Further Assurances.

Each Pledgor will do all such acts, and will furnish to the Administrative Agent all such financing statements, certificates, legal opinions and other documents and will obtain all such governmental consents and corporate approvals and will do or cause to be done all such other things as the Administrative Agent may reasonably request from time to time in order to give full effect to this Agreement and to secure the rights of the Administrative Agent and other Secured Parties hereunder, all without any cost or expense to the Administrative Agent or any other Secured Party.  Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the collateral as the Pledged Collateral or words of similar effect, or as being of equal or lesser scope or in greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the jurisdiction of the filing office for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Pledgor is an organization, the type of organization and any organization identification number issued to such Pledgor.  Each Pledgor agrees to furnish any such information to the Administrative Agent promptly upon request.  Each Pledgor also ratifies its authorization for the Administrative Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.  Each Pledgor will not permit to be effected any amendment or modification of any Organization Document of any of the Issuers which would (or would be reasonably likely to) adversely affect the rights or remedies of the Administrative Agent hereunder or the value of the Pledged Collateral.  Without the prior written consent of the Administrative Agent, no Pledgor will cause or permit the membership interests or partnership or limited partnership interests of such Pledgor pledged hereunder which are issued by a limited liability company or a partnership or limited partnership, as the case may be, to be evidenced by a certificate issued by such limited liability company or partnership or limited partnership or to constitute a security governed by Article 8 of the Uniform Commercial Code of

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the jurisdiction in which it is organized unless such certificate, together with a duly executed stock power or other instrument of assignment executed in blank, has been delivered to the Administrative Agent for the benefit of the Secured Parties.

ARTICLE XII.

Administrative Agent’s Exoneration.

Under no circumstances shall the Administrative Agent be deemed to assume any responsibility for or obligation or duty with respect to any part or all of the Pledged Collateral of any nature or kind or any matter or proceedings arising out of or relating thereto, other than (a) to exercise reasonable care in the physical custody of the Pledged Collateral and (b) after an Event of Default shall have occurred and be continuing to act in a commercially reasonable manner.  Neither the Administrative Agent nor any other Secured Party shall be required to take any action of any kind to collect, preserve or protect its or any Pledgor’s rights in the Pledged Collateral or against other parties thereto.  The Administrative Agent’s prior recourse to any part or all of the Pledged Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of any of the Obligations.  This Agreement constitutes a pledge of the Pledged Collateral and any other applicable collateral hereunder only, and not an assignment of any duties or obligations of any Pledgor with respect thereto, and by its acceptance hereof and whether or not the Administrative Agent shall have exercised any of its rights or remedies hereunder, none of the Administrative Agent or any other Secured Party undertakes to perform or discharge, and none of the Administrative Agent or any other Secured Party shall be responsible or liable for the performance or discharge of any such duties or responsibilities, including, without limitation, for any capital calls.  Each Pledgor agrees that, notwithstanding the exercise by the Administrative Agent of any of its rights hereunder, such Pledgor shall remain liable nonetheless for the full and prompt performance of all of such Pledgor’s obligations and liabilities under any Organization Document evidencing or governing any Pledged Equity Interests.  Under no circumstances shall the Administrative Agent or any holder of any of the Obligations as such be deemed to be a member, limited partner or other equity owner of any of the Issuers by virtue of the provisions of this Agreement unless expressly agreed to in writing by the Administrative Agent or such other Secured Party or holder.  Without limiting the generality of the foregoing, none of the Administrative Agent or any other Secured Party shall have any fiduciary duty as such to any Pledgor or any other equity owner of the Issuers by reason of this Agreement, whether by virtue of the security interests and liens hereunder, or any enforcement action in respect of such security interests and liens, unless and until the Administrative Agent or such Secured Party is actually admitted to the applicable Issuer as a substitute member or substitute equity owner thereof after exercising enforcement rights under part 6 of Article 9 of the Uniform Commercial Code in effect in the applicable jurisdiction, or otherwise.

ARTICLE XIII.

Amendments, etc.

No amendment to or waiver of any provision of this Agreement, nor consent to any departure by any Pledgor herefrom, shall in any event be effective unless the same shall be made in accordance with Section 11.01 of the Credit Agreement, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No act, failure or delay by the Administrative Agent shall constitute a waiver of its rights and remedies hereunder or otherwise.  No single or partial waiver by the Administrative Agent of any default, right or remedy that it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

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ARTICLE XIV.

Notice, etc.

All notices, requests and other communications hereunder shall be made in the manner set forth in Section 11.02 of the Credit Agreement and, in the case of any Pledgor other than the Company, to such Pledgor in care of the Company.

ARTICLE XV.

Termination.

Upon final payment in full, in cash, and performance in full of the Obligations (other than (i) contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) and the cancellation or termination of any commitment to extend credit under the Credit Agreement or any of the other Loan Documents, this Agreement shall terminate and the Administrative Agent shall, at each Pledgor’s request and expense, promptly return such Pledged Collateral in the possession or control of the Administrative Agent as has not theretofore been disposed of pursuant to the provisions hereof, together with any moneys and other property at the time held by the Administrative Agent hereunder.

ARTICLE XVI.

Overdue Amounts.

Until paid, any amounts due and payable hereunder shall be a debt secured by the Pledged Collateral and, if not paid when due, shall bear, whether before or after judgment, interest at the Default Rate set forth in the Credit Agreement.

ARTICLE XVII.

Pledgor Waiver.

Each Pledgor hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and any other notice with respect to any of the Obligations and this Agreement and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against the Company or any other Person (including any other guarantor) or any collateral securing the Obligations all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, and all surety defenses generally.

ARTICLE XVIII.

Registration and Filing.

Each Pledgor (a) will cause the Issuers to duly register the security interests granted hereby on its books, (b) has duly authorized or executed and caused any UCC-1 financing statements to be filed with respect to the Pledged Collateral in such a manner and in such places as may be required by law in order to fully protect the rights of the Administrative Agent and the other Secured Parties hereunder, and (c) will cause any UCC-1 financing statements with respect to the Pledged Collateral at all times to be kept recorded and filed at the applicable Issuer’s expense in such a manner and in such places as may be

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required by law in order to fully perfect the interests and protect the rights of the Administrative Agent and the other Secured Parties hereunder.

ARTICLE XIX.

Execution in Counterparts.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the Credit Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE XX.

Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE XXI.

Miscellaneous.

The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof.  This Agreement and all rights and obligations hereunder shall be binding upon each Pledgor and its respective successors and assigns, and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns; provided, however, that no Pledgor shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Secured Party.  Each Pledgor acknowledges receipt of a copy of this Agreement.

ARTICLE XXII.

Organization Document Provisions.

Each Pledgor (a) hereby irrevocably waives any and all provisions of any Organization Document of each Issuer that (i) prohibits, restricts, conditions or otherwise affects the grant hereunder of any Lien on any of the Pledged Collateral (or any enforcement action which may be taken in respect of any such Lien, including, without limitation, any foreclosure upon or subsequent disposition of such equity interest by the Administrative Agent or any Secured Party) or (ii) otherwise conflicts with the terms of this Agreement and (b) notwithstanding any provision of any limited liability company agreement or operating agreement (as amended and in effect from time to time) relating to any Pledged Collateral issued by a limited liability company for which any Pledgor is the sole member, irrevocably

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acknowledges and agrees that any restrictions upon the transfer of membership interests set forth in any such limited liability company agreement or operating agreement which comprise a part of the Organization Documents of such limited liability company shall not apply to the grant by any Pledgor of a Lien on its membership interest to the Administrative Agent (whether pursuant to this Agreement or otherwise) or any enforcement action which may be taken by the Administrative Agent in respect of any such Lien, including, without limitation, any foreclosure upon or subsequent disposition of such membership interests by the Administrative Agent and that any such transferee of such membership interests shall be admitted as a member of such limited liability company and shall have all of the rights of the member that previously owned such membership interests without any further action of the member(s) of such limited liability company.  In connection with the exercise by the Administrative Agent of any of its rights and remedies under this Agreement, each Pledgor consents to the assignment of any Pledged Equity Interest (including any economic interest therein and all voting rights and respect thereof) in the Subsidiaries of each Pledgor and agrees that no such assignment and no foreclosure thereunder or other remedies in respect thereof in accordance herewith shall in itself effect a termination or dissolution of each Pledgor.

ARTICLE XXIII.

Additional Pledgors.

Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any Subsidiary of NeuCo, Inc. or any Subsidiary that is a direct or indirect Subsidiary of an Excluded Group Member Subsidiary), the Company shall notify the Administrative Agent of the acquisition or formation thereof within thirty (30) days of such formation or acquisition and shall within such 30-day period deliver to the Administrative Agent, as applicable with respect to any such Subsidiary: (a) an executed copy of the Securities Pledge Agreement Joinder executed by the parent of any such Subsidiary as an Additional Pledgor (as defined herein) if such parent is not then a Pledgor hereunder, (b) information concerning the Equity Interests of such Subsidiary sufficient for the Administrative Agent to update Schedule 1 hereto with the Company’s assistance, including, without limitation, information concerning the Equity Interests thereof to be pledged hereunder, and (c) any and all certificates representing such pledged Equity Interests (to the extent certificated), accompanied by stock powers pursuant to Section 6.15(b) of the Credit Agreement.  In no event shall any Excluded Group Member Subsidiary be required to execute a Securities Pledge Agreement Joinder or otherwise become a Pledgor hereunder. Upon the execution and delivery by any Person of a Securities Pledge Agreement Joinder, (i) such Person shall be referred to as an “Additional Pledgor” and shall become and be a Pledgor hereunder, and each reference in this Agreement to a “Pledgor” shall also mean and be a reference to such Additional Pledgor, and each reference in any other Loan Document to a “Pledgor” shall also mean and be a reference to include such Additional Pledgor, and (ii) each reference herein to “this Agreement,” “hereunder,” “hereof” or words of like import referring to this Agreement, and each reference in any other Loan Document to the “Securities Pledge Agreement,” “thereunder,” “thereof” or words of like import referring to this Agreement, shall mean and be a reference to this Agreement as supplemented by such Securities Pledge Agreement Joinder.

ARTICLE XXIV.

Governing Law.

(A)          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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(B)          EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY PARTY RELATED TO ANY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF.  EACH PLEDGOR AND THE ADMINISTRATIVE AGENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK AND THE OTHER SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(C)          EACH PLEDGOR AND THE ADMINISTRATIVE AGENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

ARTICLE XXV.

Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B)

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ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

ARTICLE XXVI.

Effect of Amendment and Restatement.

This Agreement is intended to amend and restate in its entirety the Existing Pledge Agreement.  Each Pledgor agrees that this Agreement shall not constitute a novation of the pledges and security interests granted, or the obligations existing, under the Existing Pledge Agreement or evidence any termination or amendment thereof, and agrees that, notwithstanding the effectiveness of the Credit Agreement and the consummation of the transactions contemplated thereby, such pledges and grants of security interests and other obligations shall continue to be in full force and effect and shall accrue to the benefit of the Administrative Agent and the Secured Parties.  It is the intention of the parties to this Agreement that all Obligations outstanding under and as defined in the Credit Agreement shall be secured by the pledges and security interests granted hereunder.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, intending to be legally bound, each Pledgor and the Administrative Agent have caused this Agreement to be executed as of the date first above written.

Pledgors:

CRA INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Securities Pledge Agreement]

The Administrative Agent:

CITIZENS BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Amended and Restated Securities Pledge Agreement]

Each Issuer hereby acknowledges the provisions of the Amended and Restated Securities Pledge Agreement applicable to it:

Acknowledged by:

CRA INVESTIGATIONS LLC

By:
Name:
Title:

CRA INTERNATIONAL LIMITED

By:
Name:
Title:

CRA INTERNATIONAL (UK) LIMITED

By:
Name:
Title:

CRA INTERNATIONAL (NETHERLANDS) B.V.

By:
Name:
Title:

[Signature Page to Amended and Restated Securities Pledge Agreement]

SCHEDULE 1 TO SECURITIES PLEDGE AGREEMENT

None of the Issuers has any issued or outstanding shares of its capital stock, membership interests, partnership interests or other Equity Interests of any class or any commitments to issue any shares of its capital stock, membership interests, partnership interests or other Equity Interests of any class or any securities convertible into or exchangeable for any shares of its capital stock, membership interests, partnership interests or other Equity Interests of any class except as otherwise stated in this Schedule 1.

Issuer	Record Owner	Class(es) of Shares/ Units	Number of Issued and Outstanding Shares/Units of each Class	Number/Percentage of Shares/Units Pledged	If certificated, Certificate Number(s)
CRA International (UK) Limited*	Company
CRA International (Netherlands) B.V. *	Company
CRA International Limited*	Company
CRA Investigations LLC	Company

* Limited to pledge of 100% of non-voting and 65% of voting Equity Interests

Exhibit A
to Securities Pledge Agreement

SECURITIES PLEDGE AGREEMENT JOINDER

SECURITIES PLEDGE AGREEMENT JOINDER dated as of          ,      (this “Agreement”) made by [Insert Name of Pledgor], a [Insert State of Organization] [corporation, limited partnership or limited liability company] (the “Additional Pledgor”) in favor of CITIZENS BANK, N.A., as Administrative Agent (the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Securities Pledge Agreement referred to and defined below).

RECITALS:

(1)           Reference is made to that certain Amended and Restated Credit Agreement, dated as of October [  ], 2017 (as amended, restated, amended and restated, supplemented, or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among CRA International, Inc., a Massachusetts corporation (the “Company”), CRA International (UK) Limited, a private limited company incorporated in the United Kingdom (registered number 04007726) (the “UK Borrower”), CRA International Limited, a company organized under the laws of Ontario (the “Canadian Borrower”), CRA International (Netherlands) B.V., a private company with limited liability organized and existing under the laws of the Netherlands, registered with the trade register of the Chamber of Commerce under number 3426111 (the “Dutch Borrower” and, together with the Company, the UK Borrower and the Canadian Borrower, the “Borrowers”), the Lenders (as defined in the Credit Agreement) and the Administrative Agent.

(2)           In connection with the Credit Agreement, the Company and each Person who has joined pursuant to Article XXIII thereof (such Persons, together with the Company, collectively, the “Pledgors” and individually, each a “Pledgor”) entered into an Amended and Restated Securities Pledge Agreement (as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified, the “Securities Pledge Agreement”), pursuant to which each Pledgor granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and pledge of certain Equity Interests of Issuers set forth on Schedule 1 thereto.

(3)           The Additional Pledgor is a Subsidiary (as defined in the Credit Agreement), of the Company and desires to become a party to the Securities Pledge Agreement pursuant to Article XXIII of the Securities Pledge Agreement and to become a “Pledgor” thereunder.

(4)           Capitalized terms used but not defined herein shall have the meanings given to such terms in the Securities Pledge Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Pledgor hereby agrees as follows:

Section 1.              Assumption and Joinder.

(a)           The Additional Pledgor hereby expressly assumes, and hereby agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities of a “Pledgor” under the Securities Pledge Agreement and all of the other Loan Documents (as defined in the Credit Agreement) applicable to it as a Pledgor under the Securities Pledge Agreement.  By virtue of the foregoing, the Additional Pledgor hereby accepts and assumes any liability of a Pledgor related to each representation, warranty, covenant or obligation made by a Pledgor in the Securities Pledge Agreement, and hereby expressly affirms, as of the date hereof, each of such representations, warranties, covenants and obligations.  In connection with the foregoing, the

Additional Pledgor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in, and hereby pledges to the Administrative Agent, for the benefit of the Secured Parties, all of the Pledged Equity Interests of the Additional Pledgor on the terms and conditions set forth in the Securities Pledge Agreement.

(b)           All references to the term Pledgor in the Securities Pledge Agreement or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be a reference to, and shall include, the Additional Pledgor.

Section 2.              Representations and Warranties.  The Additional Pledgor hereby represents and warrants to the Administrative Agent and the Secured Parties as follows:

(a)           The Additional Pledgor has the requisite [corporate, partnership or company] power and authority to enter into this Agreement and to perform its obligations hereunder and under the Securities Pledge Agreement and any other Loan Document to which it is a party.  The execution, delivery and performance of this Agreement by the Additional Pledgor and the performance of its obligations under this Agreement, the Securities Pledge Agreement, and any other Loan Document have been duly authorized by the [Board of Directors of the Additional Pledgor] and no other [corporate, partnership or company] proceedings on the part of the Additional Pledgor are necessary to authorize the execution, delivery or performance of this Agreement, the transactions contemplated hereby or the performance of its obligations under this Agreement, the Securities Pledge Agreement or any other Loan Document.  This Agreement has been duly executed and delivered by the Additional Pledgor.  This Agreement, the Securities Pledge Agreement and each Loan Document to which it is a party constitutes the legal, valid and binding obligation of the Additional Pledgor enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, whether such enforceability is considered in a proceeding at law or in equity.

(b)           The representations and warranties set forth in the Securities Pledge Agreement are true and correct in all material respects on and as of the date hereof as such representations and warranties apply to the Additional Pledgor (except to the extent that any such representations and warranties expressly relate to an earlier date) with the same force and effect as if made on the date hereof.

Section 3.              Schedule 1 to Securities Pledge Agreement.  Attached hereto is an updated Schedule 1 to the Securities Pledge Agreement.  The information contained in such schedule is true and correct in all respects.

Section 4.             Further Assurances.  At any time and from time to time, upon the Administrative Agent’s request and at the sole expense of the Additional Pledgor, the Additional Pledgor will promptly and duly execute and deliver any and all further instruments and documents and take such further action as the Administrative Agent reasonably deems necessary to effect the purposes of this Agreement.

Section 5.              Binding Effect.  This Agreement shall be binding upon the Additional Pledgor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns.

Section 6.              Governing Law.  This Agreement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of the laws of another jurisdiction.

Section 7.              JURY TRIAL WAIVER.  THE ADDITIONAL PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING

OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.              Miscellaneous.  Delivery of an executed signature page to this Agreement by facsimile shall be effective as delivery of a manually executed copy of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[ ]

By:
Name:
Title:

Acknowledged and Agreed:

CITIZENS BANK, N.A.,
as Administrative Agent

By:
Name:
Title: